SCHEDULE 14A

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

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SYNAGEVA BIOPHARMA CORP.
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Lexington, MA

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On June 27, 2012

Dear Stockholder:

You are cordially invited to attend Synageva’s Annual Meeting of Stockholders on Wednesday, June 27, 2012 at 10:00 a.m., local time, at the offices of Ropes & Gray LLP, Prudential Tower, 800 Boylston Street, Boston, Massachusetts 02199. We are asking stockholders:

(1)	To elect 8 directors to Synageva’s Board of Directors, constituting the entire Board, to serve for the ensuing year.

(2)	To approve amendments to Synageva’s 2005 Stock Plan, which increase the number of shares of common stock available for issuance by 1,500,000 shares (subject to adjustment in the event of stock splits and other similar events).

(3)	To approve the 2012 Employee Stock Purchase Plan.

(4)	To ratify the appointment of PricewaterhouseCoopers LLP as Synageva’s independent registered public accounting firm.

(5)	To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

Stockholders of record at the close of business on April 30, 2012 will be entitled to notice of and to vote at the Annual Meeting or any adjournment of the meeting.

All stockholders are cordially invited to attend the Annual Meeting in person. However, whether or not you plan to attend the Annual Meeting, please vote by mail, by phone or on the internet at your earliest convenience so that your shares may be represented at the meeting and to ensure a quorum.

Important Notice Regarding the Availability of Proxy Materials for

the Annual Meeting to be held on June 27, 2012.

This Proxy Statement and our 2011 Annual Report are available at

www.synageva.com

Sanj K. Patel

President and Chief Executive Officer

Lexington, Massachusetts

April 27, 2012

PROXY STATEMENT

GENERAL INFORMATION

Proxy Solicitation

This Proxy Statement and form of proxy are furnished to the holders of common stock, par value $0.001 per share, of Synageva BioPharma Corp., in connection with the solicitation by our Board of Directors of proxies for use at the Annual Meeting of Stockholders to be held on Wednesday, June 27, 2012 at 10:00 a.m., local time, at the offices of Ropes & Gray LLP, Prudential Tower, 800 Boylston Street, Boston, Massachusetts 02199, or at any adjournment thereof, pursuant to the accompanying Notice of Annual Meeting of Stockholders. The purposes of the meeting and the matters to be acted upon are set forth in the accompanying Notice of Annual Meeting of Stockholders. The Board of Directors is not currently aware of any other matters that will come before the meeting.

On November 2, 2012, Trimeris, Inc., a Delaware corporation (“Trimeris”), closed a merger transaction (the “Merger”) with Synageva BioPharma Corp., a privately held Delaware corporation (“Private Synageva”), pursuant to an Agreement and Plan of Merger and Reorganization, dated as of June 13, 2011 (the “Merger Agreement”), by and among Trimeris, Private Synageva, Tesla Merger Sub, Inc., a wholly owned subsidiary of Trimeris (“Merger Sub”). Pursuant to the Merger Agreement, Private Synageva became a wholly owned subsidiary of Trimeris through a merger of Merger Sub with and into Private Synageva, and the former stockholders of Private Synageva received shares of Trimeris that constituted approximately 75% of the outstanding shares of Trimeris. In connection with the Merger, Trimeris changed its name to Synageva BioPharma Corp.

All references in this Proxy Statement to “Synageva,” the “Company,” “we,” “us” and “our” refer to Synageva BioPharma Corp. (formerly known as Trimeris, Inc.) and its consolidated subsidiaries for periods after the closing of the Merger, and to Private Synageva and its consolidated subsidiaries for periods prior to the closing of the Merger, unless the context requires otherwise. References to “Pre-Merger Trimeris” mean Trimeris prior to the closing of the Merger. The mailing address of our principal executive offices is Synageva BioPharma Corp., 128 Spring St., Suite 520, Lexington, MA 02421. We will make arrangements with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy materials to the beneficial owners of shares and will reimburse them for their expenses in so doing. Proxies may be solicited, without extra compensation, by officers, agents and employees of Synageva who may communicate with stockholders, banks, brokerage houses and others by telephone, facsimile, email or in person to request that proxies be furnished. All expenses incurred in connection with this solicitation will be borne by us. We have no present plans to hire special employees or paid solicitors to assist in obtaining proxies, but reserve the option of doing so. If any special employees or solicitors are retained, we will bear the expense of such retention.

Revocability and Voting of Proxy

A form of proxy for use at the Annual Meeting and a return envelope for the proxy are enclosed. Stockholders may revoke the authority granted by their execution of proxies at any time before such proxies are voted at the Annual Meeting by filing with the Secretary of Synageva a written notice of revocation, by mailing a duly executed proxy bearing a later date, by voting by phone or the internet prior to the cut-off date described on the enclosed proxy, or by voting in person at the Annual Meeting. Shares of our common stock represented by executed and unrevoked proxies will be voted in accordance with the choice or instructions specified thereon. If a proxy card is signed and returned without any specifications, your shares will be voted in the manner recommended by our Board of Directors.

Record Date

Only stockholders of record at the close of business on April 30, 2012 are entitled to notice of and to vote at the Annual Meeting or any and all adjournments thereof. On April 20, 2012, there were 21,239,125 shares of our common stock outstanding; each such share is entitled to one vote on each of the matters to be presented at the Annual Meeting.

Quorum and Required Vote

The holders of a majority of the outstanding shares of common stock entitled to vote, present in person or represented by proxy, will constitute a quorum at the Annual Meeting. Abstentions and broker non-votes will be counted for purposes of determining the presence or absence of a quorum.

Broker discretionary voting. If shares are held by a broker, the broker will ask the beneficial owner for instructions to vote the shares. If instructions are provided, the broker must vote the shares as directed. If instructions are not provided, the broker’s ability to vote the shares depends on the proposal. At the Annual Meeting and any and all adjournments thereof, brokers may submit a vote on the ratification of the appointment of the independent registered accounting firm even if it does not receive instructions from the broker. For all other proposals, the broker may not vote unless the broker receives specific instructions from the beneficial owner. We urge each stockholder to provide instructions to its broker so that its votes may be counted on these important matters.

“Broker non-votes” are shares held by brokers or nominees that are present in person or represented by proxy, but not voted on a particular matter because (1) instructions have not been received from the beneficial owner and (2) the brokers do not have discretionary voting authority to vote on such matter. A broker may not vote on “non-routine” matters without receiving specific voting instructions from the beneficial owner.

Proposal 1: Election of Directors. For the election of directors, you may either vote “for” a director, or “withhold” your vote for such director. The affirmative vote of a plurality of the shares of common stock present or represented and entitled to vote at the Annual Meeting, in person or by proxy, is required for the election of each of the nominees. Abstentions and broker non-votes will have no effect on the voting outcome with respect to the election of directors.

Proposal No. 2 : Amendments to 2005 Stock Plan. For the proposal to amend the 2005 Stock Plan, you may either vote “for”, “against” or “abstain”. The affirmative vote of a majority of the issued and outstanding shares of Synageva common stock entitled to vote is required to approve Proposal No. 2. Abstentions will be treated as a vote “against” the proposed amendment. Broker non-votes will not affect the voting outcome with respect to the amendment.

Proposal No. 3: Approval of 2012 Employee Stock Purchase Plan. For the proposal to approve the 2012 Employee Stock Purchase Plan, you may either vote “for”, “against” or “abstain”. The affirmative vote of a majority of the issued and outstanding shares of Synageva common stock entitled to vote is required to approve Proposal No. 3. Abstentions will be treated as a vote “against” the proposed plan. Broker non-votes will not affect the voting outcome with respect to the plan.

Proposal No. 4: Ratification of Synageva’s Independent Registered Public Accounting Firm. For the proposal to ratify the appointment of PricewaterhouseCoopers LLP as Synageva’s independent registered public accounting firm, you may either vote “for”, “against” or “abstain”. The affirmative vote of a majority of the shares of common stock present or represented and entitled to vote at the Annual Meeting, in person or by proxy, is required to approve Proposal No. 4. Abstentions will have the same effect as votes against Proposal No. 4. The approval of Proposal No. 4 is considered to be routine and a broker or other nominee is generally empowered to vote on such routine proposals. Consequently, it is unlikely that any broker non-votes will result.

BENEFICIAL OWNERSHIP OF COMMON STOCK

The following table sets forth certain information as of April 20, 2012 (except as otherwise noted) regarding the beneficial ownership (as defined by the Securities and Exchange Commission, or SEC) of our common stock of: (i) each person known by us to own beneficially more than 5% of our outstanding common stock; (ii) each named executive officer currently employed by the Company as of April 20, 2012 listed in the Summary Compensation Table below (our “Named Executives”); (iii) each director; (iv) each director nominee and (v) all directors, director nominees and executive officers of Synageva as a group.

Name and Address of Beneficial Owner (1)	Number of Shares of Common Stock Beneficially Owned(2)	Percentage of Outstanding Shares of Common Stock
5% Stockholders
Baker Bros. Advisors LLC(3) 667 Madison Avenue, 21st Floor New York, NY 10065	7,620,924	35.88%
FMR LLC(4) 82 Devonshire Street, Boston, Massachusetts 02109	2,749,780	12.95%
Tisch Family Members (5) 655 Madison Avenue, 11th Floor New York, NY 10021-8043	2,293,855	10.80%
Tullis Dickerson Affiliates(6) One Stamford Plaza 263 Tresser Boulevard Stamford, CT 06901.	1,582,974	7.45%
Capital Research Global Investors (7) 333 South Hope Street, 55th Floor Los Angeles, California 90071-1447	1,560,611	7.35%
New Leaf Ventures II, L.P.(8) Times Square Tower 7 Times Square, Suite 3502 New York, NY 10036	1,369,110	6.45%

Named Executive Officers, Directors and Director
Nominees:
Srini Akkaraju(9)	1,372,026	6.46%
Felix J. Baker(10)	7,646,342	35.96%
Stephen R. Biggar(11)	3,018	*
Carsten Boess(12)	43,018	*
Stephen R. Davis(13)	18,916	*
Eric Grinstead(14)	57,275	*
Thomas R. Malley(15)	52,120	*
Sanj K. Patel(16)	464,231	2.14%
Barry Quart(17)	18,166	*
Anthony G. Quinn(18)	87,900	*
Robyn Samuels(19)	2,916	*
Thomas J. Tisch(20)	657,956	3.10%
Peter Wirth	0	*

All executive officers and directors as a group (13 persons)	10,423,884	47.55%

(1)	Unless otherwise indicated, the address of all persons is 128 Spring St., Suite 520, Lexington, MA 02421.

(2)	To our knowledge, except as set forth below, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable and the information contained in the footnotes in this table.
(3)	These figures are based upon information set forth in the Schedule 13D/A filed January 11, 2012. Baker Bros. beneficially owns 7,620,924 shares of Synageva common stock through the following entities: Baker/Tisch Investments, L.P.; Baker Bros. Investments, L.P.; Baker Bros. Investments II, L.P., 667, L.P.; 14159, L.P. ; Baker Biotech Fund II (A), L.P.; Baker Brothers Life Sciences, L.P. and FBB Associates.
(4)	These figures are based upon information set forth in the Schedule 13G/A filed March 12, 2012. FMR LLC has sole voting power with respect to 24,100 of the shares listed.
(5)	These figures are based upon information set forth in the Schedule 13D filed November 8, 2011 by Andrew H. Tisch, Daniel R. Tisch, James S. Tisch and Thomas J. Tisch (the “Tisch Family Members”) solely for informational purposes. Each Tisch Family Member disclaims beneficial ownership of shares owned by the other Tisch Family Members.
(6)	These figures are based upon information set forth in the Schedule 13G/A filed February 2, 2012. Tullis Dickerson Affiliates (“Tullis Dickerson”) beneficially owns 1,582,974 shares of Synageva common stock owned by the following: TD Javelin-Capital Fund II, L.P., TD Lighthouse Capital Fund, L.P. and Tullis-Dickerson Capital Focus II, L.P.
(7)	These figures are based on information provided to the Company in connection with our offering of common stock, which closed on January 10, 2012.
(8)	These figures are based upon information set forth in the Schedule 13D/A filed March 28, 2012. The shares are directly held by New Leaf Ventures II, L.P. (“NLV II”) and indirectly held by New Leaf Venture Associates II, L.P. (“NLV Associates”), the sole general partner of NLV II, New Leaf Venture Management II, L.L.C. (“NLV Management”), the sole general partner of NLV Associates, and the individual managers of NLV Management. The individual managers of NLV Management filing jointly with NLV II, NLV Associates and NLV Management are Philippe O. Chambon, James Niedel, Vijay Lathi, Jeani Delagardelle, Ronald Hunt, and Srinivas Akkaraju (collectively, the “Managers”) and each has shared investment and voting power over the securities held by NLV II. Each of the Managers disclaims beneficial ownership of these shares except to the extent of his or her pecuniary interests therein.
(9)	Includes 2,916 shares of common stock which may be acquired by Dr. Akkaraju upon the exercise of options that are exercisable within 60 days of April 20, 2012. Dr. Akkaraju has shared voting and investment power over the 1,369,110 shares of Synageva common stock beneficially owned by NLV II.
(10)	Includes 24,918 shares of common stock which may be acquired by Dr. Baker upon the exercise of options that are exercisable within 60 days of April 20, 2012. Dr. Felix Baker has shared voting and investment power over the 7,620,924 shares of Synageva stock owned by Baker Bros. Dr. Felix Baker disclaims beneficial ownership of these shares except to the extent of his pecuniary interests therein.
(11)	Includes 2,916 shares of common stock which may be acquired by Dr. Biggar upon the exercise of options that are exercisable within 60 days of April 20, 2012. Excludes shares beneficially owned by Dr. Felix Baker, Mr. Julian Baker, and Baker Bros., as to which Dr. Biggar disclaims beneficial ownership.
(12)	Includes 43,018 shares of common stock which may be acquired by Mr. Boess upon the exercise of options that are exercisable within 60 days of April 20, 2012.
(13)	Includes 18,916 shares of common stock which may be acquired by Mr. Davis upon the exercise of options that are exercisable within 60 days of April 20, 2012.
(14)	Includes 57,275 shares of common stock which may be acquired by Mr. Grinstead upon the exercise of options that are exercisable within 60 days of April 20, 2012.
(15)	Includes 5,219 shares of common stock which may be acquired by Mr. Malley upon the exercise of options that are exercisable within 60 days of April 20, 2012.
(16)	Includes 462,914 shares of common stock which may be acquired by Mr. Patel upon the exercise of options that are exercisable within 60 days of April 20, 2012.
(17)	Includes 18,166 shares of common stock which may be acquired by Dr. Quart upon the exercise of options that are exercisable within 60 days of April 20, 2012.
(18)	Includes 41,865 shares of common stock which may be acquired by Dr. Quinn upon the exercise of options that are exercisable within 60 days of April 20, 2012.

(19)	Includes 2,916 shares of common stock which may be acquired by Ms. Samuels upon the exercise of options that are exercisable within 60 days of April 20, 2012. Ms. Samuels, Vice President of the family office of the Tisch Family Members, disclaims beneficial ownership of shares owned by the Tisch Family Members.
(20)	Does not include shares owned by other Tisch Family Members, as to which Thomas J. Tisch disclaims beneficial ownership.

PROPOSAL NO. 1—ELECTION OF DIRECTORS

Eight directors have been nominated for election at the Annual Meeting to serve until the next annual meeting of stockholders and until their successors shall have been duly elected and qualified. In the event any of the nominees shall be unable to serve as a director, the shares represented by the proxy will be voted for such other candidate, if any, who is nominated by the Board of Directors to replace the nominee. All nominees have consented to be named in the Proxy Statement and have indicated their intent to serve if elected. The Board of Directors has no reason to believe that any of the nominees will be unable to serve.

Directors will be elected by a plurality of the votes cast by the stockholders entitled to vote on the election of directors at the Annual Meeting.

THE BOARD OF DIRECTORS DEEMS “PROPOSAL NO. 1—ELECTION OF DIRECTORS” TO BE IN THE BEST INTERESTS OF SYNAGEVA AND ITS STOCKHOLDERS AND RECOMMENDS A VOTE “FOR” EACH NOMINEE.

GENERAL INFORMATION ABOUT THE BOARD OF DIRECTORS

Below please find information about the nominees for directors:

Nominees

Name	Age	Year First Became Director of the Company*	Position
Sanj K. Patel (4)	42	2011	President, Chief Executive Officer, Secretary, Director

Felix J. Baker, Ph.D. (2)(3)	43	2004	Chairman of the Board of Directors

Stephen R. Biggar, M.D., Ph.D. (3)	41	2011	Director

Stephen R. Davis (1)(2)	51	2007	Director

Thomas R. Malley (1)(3)	43	2011	Director

Barry Quart, Pharm.D. (2)	55	2007	Director

Thomas J. Tisch (5)	57	2012	Director Nominee

Peter Wirth (1)(5)	61	2012	Director Nominee

Directors Not Continuing After Annual Meeting

Srini Akkaraju, M.D., Ph.D. (1)	44	2011	Director

Robyn Samuels	42	2011	Director

*	For purposes of this column, “the Company” refers to the Company, together with Pre-Merger Trimeris, but excluding Private Synageva. Prior to the Merger, the following persons served as directors of Private Synageva beginning in the year indicated: Mr. Patel (2008), Dr. Baker (2000), Dr. Biggar (2004), Mr. Malley (2006), Dr. Akkaraju (2009), and Ms. Samuels (2009).
(1)	Member of our Audit Committee of the Board of Directors.
(2)	Member of our Compensation Committee of the Board of Directors.

(3)	Member of our Nominating and Corporate Governance Committee of the Board of Directors.
(4)	Executive Officer, for purposes of Section 16 of the Securities Exchange Act of 1934.
(5)	Mr. Tisch and Mr. Wirth will become members of the Board and any indicated Committee upon election at this Annual Meeting.

Each director nominee, if elected, will hold office until the next annual meeting of stockholders and until his or her successor is elected and qualified or until his or her earlier resignation or removal. Each officer serves at the discretion of the Board of Directors. Mr. Patel is a party to an employment agreement with us. For the purposes of these biographies, the “Company” means the post-Merger company together with Pre-Merger Trimeris.

Sanj K. Patel has served as President, Chief Executive Officer and a director of the Company since the Merger closed on November 2, 2011, and prior to that time served as President and Chief Executive Officer and a director of Private Synageva since June 2008. He created the vision and strategy for Synageva, launching its focus on rare diseases and raising more than $200 million in capital, including taking Private Synageva public on the NASDAQ Global Market as a result of the Merger in November 2011. Mr. Patel has more than 20 years of experience in the pharmaceutical and biotech industries and brings a combination of scientific, clinical operations and business skills to Synageva. He joined Private Synageva from Genzyme Corporation (1999-2008) where most recently he was the head of U.S. Sales, Marketing and Commercial Operations for Genzyme Therapeutics’ Lysosomal Storage Disorder franchise and led the U.S. launch of Myozyme in addition to sales and marketing responsibility for Cerezyme, Fabrazyme and Aldurazyme. Previously, he held several cross-functional senior leadership roles at Genzyme, including Vice President, Clinical Research and Head of the Global Clinical Research Operations Council. He was responsible for clinical operations and development for all cross-business Genzyme products and was instrumental in the path to commercialization for several treatments. Notably, he led the Fabrazyme clinical operations team and development program for U.S. Food and Drug Administration approval in April 2003. Prior to Genzyme, Mr. Patel held roles in clinical research and commercial development with increasing levels of responsibility at Burroughs Wellcome, Hoechst Marrion Roussel and Fujisawa Pharmaceuticals. He obtained his BSc with Honors in Pure and Applied Biology (Biotechnology) from the University of the South Bank, London. He completed his post-graduate management and business degree, and doctorate level research program in clinical pharmacology, at Ealing College, London, King’s College and the Wellcome Foundation, respectively. Mr. Patel’s extensive healthcare industry leadership experience combined with his specific expertise in the development and commercialization of rare disease treatments benefit the Board of Directors.

Felix J. Baker, Ph.D. has served as a director of the Company since April 2004, a director of Private Synageva since October 2000, and Chairman of the Board of Private Synageva since 2003, and serves as Chairman of the Board of the Company today. Dr. Baker is a Managing Member of Baker Bros. Advisors, LLC, which he and his brother, Mr. Julian Baker, founded in 2000. Dr. Baker’s firm manages Baker Brothers Investments, a family of long-term investment funds for major university endowments and foundations, which are focused on publicly traded life sciences companies. Dr. Baker’s career as a fund manager began in 1994 when he co-founded a biotechnology investing partnership with the Tisch Family. Dr. Baker holds a B.S. and a Ph.D. in Immunology from Stanford University, where he also completed two years of medical school. In addition to Synageva, Dr. Baker is a director of Ardea Bioscience, Inc. and Seattle Genetics, Inc., both of which are publicly traded biotechnology companies. Dr. Baker was previously a director of AnorMED Inc., Conjuchem Inc. and Neurogen Corporation, which were publicly traded companies during Dr. Baker’s service. Dr. Baker is a highly experienced director who has served on the board of directors of several public and private biopharmaceutical corporations, which contributes to the knowledge base and oversight of the Board of Directors.

Stephen R. Biggar, M.D., Ph.D. has served as a director of the Company since the Merger closed on November 2, 2011, and prior to that time served as a director of Private Synageva since May 2004. Since October 2006, Dr. Biggar has served as a Partner at Baker Brothers Investments, a family of long-term investment funds for major university endowments and foundations, which are focused on publicly traded life sciences companies. From April 2002 to October 2006 he served as Principal with Baker Brothers Investments which he had joined as an Associate in April 2000. Prior to joining Baker Brothers, Dr. Biggar received an M.D. and a Ph.D. in Immunology from Stanford University and received a B.S. degree in Genetics from the University of Rochester. Dr. Biggar also serves as a director for BioCryst Pharmaceuticals, Inc., a publicly traded biotechnology company. Dr. Biggar’s experience with life science investments and his medical and scientific training enhances the composition of the Board of Directors.

Stephen R. Davis has served as a director of the Company since June 2007. Mr. Davis is currently the Chief Operating Officer of Ardea Biosciences, Inc. Prior to joining Ardea in 2010, Mr. Davis served as President and Chief Executive Officer of Neurogen Corporation, which was acquired by Ligand Pharmaceuticals in December 2009. Prior to becoming Chief Executive Officer in February 2008, Mr. Davis served as Neurogen’s Chief Operating Officer beginning in April 2005 and Executive Vice President and Chief Business Officer from September 2001 through April 2005. Mr. Davis was also a director of Neurogen until December 2009. Mr. Davis joined Neurogen in 1994 as Vice President of Finance and Chief Financial Officer. From 2010 to 2011 Mr. Davis served on the Board of Directors A.P. Pharma. A.P. Pharma is and Neurogen, prior to its acquisition by Ligand, was a publicly held company. From 1990 through June 1994, Mr. Davis was a corporate and securities attorney at Milbank, Tweed, Hadley& McCloy LLP. Previously, Mr. Davis practiced as a Certified Public Accountant with Arthur Andersen & Co. Mr. Davis received his B.S. in Accounting from Southern Nazarene University and a J.D. from Vanderbilt University. Mr. Davis has extensive knowledge of the Company’s industry, as evidenced by his professional background. The Board of Directors benefits from Mr. Davis’ experience in several senior positions at biopharmaceutical corporations and particular expertise in corporate finance.

Thomas R. Malley has served as a director of the Company since the Merger closed on November 2, 2011, and prior to that time served as a director of Private Synageva since October 2006. Since May 2007, Mr. Malley has served as President of Mossrock Capital, LLC, a private investment firm. From December 1998 to May 2007, Mr. Malley served with Janus Mutual Funds, including as Vice President and Portfolio Manager for the Janus Global Life Sciences Fund. From April 1991 to December 1998, Mr. Malley served as an equity analyst for Janus Mutual Funds. Mr. Malley previously served as a director of Cougar Biotechnology, Inc. from 2007 to 2009, which was a publicly traded company until Johnson & Johnson acquired the company in 2009. Mr. Malley is also a director of Puma Biotechnology, Inc., a publicly traded biotechnology company. Mr. Malley holds a B.S. in Biology from Stanford University. Mr. Malley’s industry and investment experience benefits the Board of Directors.

Barry Quart, Pharm.D.has served as a director of the Company since June 2007. Since December 2006, Dr. Quart has served as President and Chief Executive Officer of Ardea Biosciences, Inc. He has also been a director of Ardea since December 2006. From 2002 until December 2006, Dr. Quart was President of Napo Pharmaceuticals, Inc. Dr. Quart was also a director of Napo from April 2002 to December 2006. Prior to Napo, Dr. Quart was Senior Vice President, Pfizer Global Research and Development and the Director of Pfizer’s La Jolla Laboratories. Prior to Pfizer’s acquisition of the Warner-Lambert Company, Dr. Quart was President of Research and Development at Agouron Pharmaceuticals, Inc., a division of the Warner-Lambert Company, since 1999. Prior to joining Agouron in 1993, Dr. Quart spent over 10 years at Bristol-Myers Squibb in both Clinical Research and Regulatory Affairs. Dr. Quart holds a Pharm.D. from the University of California, San Francisco. Dr. Quart has extensive knowledge of the Company’s industry, as evidenced by his experience in the biotechnology and pharmaceuticals industries. The Board of Directors benefits from Dr. Quart’s broad experience in senior management roles, as well as his experience as a director of several biopharmaceutical corporations.

Thomas J. Tisch has been nominated by our Nomination and Corporate Governance Committee to serve as a Director upon his election by the stockholders in June 2012. Mr. Tisch has served as the Managing Partner of Four Partners, a private investment firm, since 1992. He has served as the Chancellor of Brown University since July 2007, and he is also a trustee of New York University Medical Center and a director of Sears Holding

Corporation, a publicly-traded company. Mr. Tisch brings financial and general business expertise to the Board of Directors from his position at a private investment firm.

Peter Wirth has been nominated by our Nomination and Corporate Governance Committee to serve as a Director upon his election by the stockholders in June 2012. Mr. Wirth is a 2012 Advanced Leadership Fellow at Harvard University. From January 1996 through May 2011, Mr. Wirth was a senior executive at Genzyme Corporation, most recently Executive Vice President, Legal and Corporate Development, Chief Risk Officer and Corporate Secretary. His responsibilities included oversight of the corporate development and legal departments, and management of the company’s enterprise risk management activities. Prior to joining Genzyme, Mr. Wirth was a partner at Palmer & Dodge, a Boston law firm, where he was head of the firm’s biotechnology practice group and served as Genzyme’s outside general counsel since 1982. Mr. Wirth received his B.A. from the University of Wisconsin - Madison in 1972 and his J.D. from Harvard Law School in 1975. Mr. Wirth brings financial, legal and extensive knowledge of the company’s industry which will benefit the Board of Directors.

Executive Officers

The following is certain biographical information for the executive officers currently employed by the Company who are not discussed above:

Name	Age	Title
Carsten Boess	45	Senior Vice President, Chief Financial Officer
Anthony G. Quinn, M.D., Ph.D.	50	Senior Vice President, Chief Medical Officer
Eric Grinstead	55	Senior Vice President, Commercial Operations

Carsten Boess has served the Company as Senior Vice President and Chief Financial Officer since the Merger closed on November 2, 2011 and prior to that time served Private Synageva in such capacity since May 2011. Mr. Boess is responsible for leading our financial and strategic operations. He has more than 20 years of financial operations and management experience in the life sciences industry with diversified experience across a broad field of areas both in the U.S. and internationally. Prior to joining Private Synageva, Mr. Boess served in the roles of Chief Financial Officer and Vice President, International of Insulet Corporation, respectively (June 2006-2011) and has also served in the following capacities: Chief Financial Officer of Alexion Pharmaceuticals, Inc., Executive Vice President of Finance for Serono, Inc. and Vice President Finance, International Operations, Novo Nordisk. Mr. Boess has significant international experience having served as head of finance of companies in the U.S., Denmark, China, Switzerland, and France. He also headed the expansion of Insulet’s business internationally in the role of Vice President, International. Mr. Boess earned a Bachelor’s and Master’s degree in economics and finance from the University of Odense, Denmark.

Anthony G. Quinn, MBChB (M.D.), Ph.D., FRCP has served the Company as Senior Vice President and Chief Medical Officer since the Merger closed on November 2, 2011 and prior to that time served Private Synageva in such capacity since August 2009. He joined Private Synageva from Roche where, from September 2004 until joining Private Synageva, he was Vice President and Global Head of Clinical Research & Exploratory Development for Inflammation. While at Roche, Dr. Quinn managed programs in rheumatology and respiratory indications in exploratory development, and biomarker and translational medicine activities in the late clinical and registration phase for MabThera™/Rituxan™, Actemra™ and Ocrelizumab. Dr. Quinn joined Roche in 2005 to build the translational medicine and exploratory development capabilities at the site across a broad range of therapeutic areas including CNS, virology and inflammation. Prior to joining Roche he was Director of Experimental Medicine at AstraZeneca, Charnwood in the UK, and before that he was Professor of Dermatology at Barts & The London School of Medicine, London, England. He has authored or co-authored more than 50 peer-reviewed journal articles, book chapters, reviews and editorials, predominantly on Hedgehog signaling and the molecular biology of non-melanoma skin cancer. He received his Bachelor of Medical Science with First class honors and his MBChB (M.D.) with commendation from the University of Dundee, UK. Dr. Quinn trained in internal medicine, dermatology and molecular biology at the University of Newcastle upon Tyne and was also awarded his Ph.D. there. He completed a postdoctoral fellowship at University of California, San Francisco, and is a fellow of the Royal College of Physicians London.

Eric Grinstead has served the Company as Senior Vice President of Commercial Operations since the Merger closed on November 2, 2011, and prior to that time served Private Synageva in such capacity since July 2009. He brings over 20 years of experience in the biopharmaceutical industry with responsibilities spanning operations, market access, sales, marketing, reimbursement and government affairs at Alexion, Genzyme, Amgen and GlaxoSmithKline plc. More specifically, his experience includes pricing, health economics, distribution, channel and payor segments, specialty networks, policy, patient and alliance management, patient assistance programs and commercial operations for rare and ultra-rare diseases in both the U.S. as well as ex-U.S. regions. Prior to joining Private Synageva in 2009, Mr. Grinstead was at Alexion from September 2006 to July 2009, where as a member of the management team, his efforts with the commercial functions helped to support the highly successful launch of Soliris. At Genzyme, he was responsible for leading the patient and product services group for the lysosomal storage diseases franchise. Before Genzyme, Mr. Grinstead worked for Amgen with responsibilities for brand economics in rheumatology and anemia business units and state government affairs for all brands. Mr. Grinstead earned a B.A. (cum laude) from Westmont College.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

The Board conducts its business through meetings of the full Board and through committees of the Board, consisting of an audit committee, a compensation committee and a nominating and corporate governance committee. In addition to the standing committees, the Board from time to time establishes special purpose committees.

During the fiscal year ended December 31, 2011, Private Synageva’s Board of Directors held 4 meetings, the audit committee held 1 meeting and the compensation committee held 3 meetings. No director attended less than 75% of the aggregate of the total number board meetings held during such director’s term and the total number of meetings of the committees on which such director served during such director’s term. Private Synageva did not hold an annual meeting in 2011.

During the fiscal year ended December 31, 2011, Pre-Merger Trimeris’s Board of Directors held 2 meetings, the audit committee held 3 meetings and the compensation committee held did not hold any meetings. No director attended less than 75% of the aggregate of the total number board meetings held during such director’s term and the total number of meetings of the committees on which such director served during such director’s term. Pre-Merger Trimeris did not hold an annual meeting in 2011.

After the Merger, our Board of Directors held 2 new meetings, the audit committee held 1 meeting and the compensation committee held 2 meetings. No director attended less than 75% of the aggregate of the total number board meetings held during such director’s term and the total number of meetings of the committees on which such director served during such director’s term. We expect our directors to attend the annual meeting of stockholders.

The Board of Directors has determined that seven of its eight current members (Drs. Akkaraju, Baker, Biggar, and Quart, Messrs. Davis and Malley and Ms. Samuels) are, and each of its 2 nominees will be, “independent directors” as that term is defined under the NASDAQ Stock Market Listing Standards and the SEC rules and regulations. During all of the regularly scheduled meetings of Private Synageva in fiscal year 2011 and all meetings following the closing of the Merger, the Board of Directors met in executive session where only the independent directors were present without any members of Synageva’s management.

Neither we nor any of our subsidiaries are party to any material proceedings to which any of our directors, officers, affiliates, 5% or more stockholders, or any of their respective associates are a party. We do not believe that any of our directors, officers, affiliates, 5% or more stockholders, or any of their respective associates are adverse to us or any of our subsidiaries or have a material interest that is adverse to us or any of our subsidiaries.

Audit Committee

In August 2005, the Board of Directors established a separately designated standing Audit Committee to review the internal accounting procedures of Synageva, consult with our independent registered public accounting firm and review the services provided by the independent registered public accounting firm. The Audit Committee operates pursuant to a charter which has been approved and adopted by the Board of Directors and is expected to be reviewed and reassessed annually by the Audit Committee. A copy of the Audit Committee charter is available on our website at:http://ir.synageva.com. Dr. Akkaraju, Mr. Davis and Mr. Malley are the current members of the Audit Committee. Mr. Malley serves as chairman. The Board of Directors has determined that each member of the Audit Committee is an “independent director” as that term is defined under the NASDAQ Stock Market Listing Standards and the SEC rules and regulations. Our Board of Directors has also determined that Mr. Davis is an “audit committee financial expert” as that term is defined under the NASDAQ Stock Market Listing Standards and the SEC rules and regulations.

Compensation Committee

In June 2004, the Board of Directors established a Compensation Committee. The Compensation Committee reviews compensation practices, determines and approves compensation of the chief executive officer and all other executive officers, and administers our equity compensation and incentive plans. Mr. Patel provides recommendations for salary changes, individual components of annual incentive cash bonus awards and equity awards for each of our Named Executives. These recommendations are presented to, reviewed by, modified or accepted, and approved by our compensation committee The Compensation Committee operates pursuant to a charter which has been approved and adopted by the Board of Directors and is reviewed and reassessed annually by the committee. A copy of the Compensation Committee charter is available on our website at: http://ir.synageva.com. Dr. Baker, Mr. Davis and Dr. Quart are the current members of the Compensation Committee. Dr. Baker serves as chairman. The Board of Directors has determined that each member of the Compensation Committee is an “independent director” as that term is defined under the NASDAQ Stock Market Listing Standards and the SEC rules and regulations.

Nominating and Corporate Governance Committee

The Board of Directors established the Nominating and Corporate Governance Committee to provide leadership and guidance to Synageva, review and recommend new directors to the Board of Directors, establish the necessary committees of the Board of Directors to provide oversight to Synageva, and make recommendations regarding committee membership. The Nominating and Corporate Governance Committee plans to adopt a charter, which we will make available on our website at: http://ir.synageva.com. Dr. Baker, Dr. Biggar and Mr. Malley are the current members of the Nominating and Corporate Governance Committee. Dr. Baker serves as chairman. The Board of Directors has determined that each member is an “independent director” as that term is defined under the NASDAQ Stock Market Listing Standards. During the year ended December 31, 2011, the Nominating and Corporate Governance Committee did not meet.

CORPORATE GOVERNANCE

Process for Selecting Nominees and Stockholder Nominations

It is the policy of the Nominating and Corporate Governance Committee to consider candidates for the Board of Directors recommended by Nominating and Corporate Governance Committee members and other members of the Board of Directors, management, our stockholders, third-party search firms and any other appropriate sources. As a stockholder, you may recommend a person for consideration as a nominee for director by writing to the Nominating and Corporate Governance Committee of the Board of Directors, c/o Synageva BioPharma Corp., 128 Spring St., Suite 520, Lexington, MA 02421, Attention: Secretary. Recommendations must be received by December 21, 2012 to be considered for the 2013 Annual Meeting of Stockholders. Recommendations must include the name and address of the stockholder making the recommendation, a representation setting forth the number of shares of our common stock beneficially owned by the recommending stockholder, a statement from the recommended nominee that expresses his or her intent to serve on the Board of Directors if elected, biographical information about the recommended nominee, any other information the stockholder believes would be helpful to the Nominating and Corporate Governance Committee in evaluating the recommended nominee and a description of all arrangements or understandings between the recommending stockholder and each nominee and any other person concerning the nomination. The evaluation process for nominees recommended by stockholders is the same as for candidates recommended by any other source.

Board Diversity

We recognize that diversity enhances the overall effectiveness of the Board of Directors by ensuring that different perspectives, skills and experiences are presented to directors and to management. The Nominating and Corporate Governance Committee considers diversity, including gender, ethnic background, country of citizenship and professional experience, and recommending, as necessary, measures that contribute to a Board of Directors that, as a whole, reflects a range of viewpoints, backgrounds, skills, experience and expertise. The Nominating and Corporate Governance Committee reviews Board of Directors composition on an annual basis to ensure that the Board of Directors reflects the knowledge, experience, skills, expertise and diversity required for the Board of Directors to fulfill its duties.

Director Qualifications

The Board of Directors seeks independent directors who represent a range of viewpoints, backgrounds, skills, experience and expertise. Members of the Board of Directors should possess the attributes necessary to be an effective director, including the following: personal and professional integrity, high ethical values, sound business judgment, demonstrated exceptional business and professional skills and experience, teamwork and a commitment to the long-term interests of Synageva and its stockholders. In evaluating candidates, the Nominating and Corporate Governance Committee also considers potential conflicts of interest, diversity, the requirement to maintain a Board of Directors that is composed of a majority of independent directors, and the extent to which a candidate would fill a present or anticipated need. In any particular situation, the Nominating and Corporate Governance Committee may focus on individuals possessing a particular background, experience or qualifications which the committee believes would be important to enhance the effectiveness of the Board of Directors.

Board’s Role in Risk Oversight

The Board of Directors is responsible for overseeing Synageva’s risk management processes. The full Board of Directors performs a periodic risk assessment with management to review the primary risks facing Synageva and to manage the activities of Synageva in identifying and mitigating such risks. Management identifies risks in multiple areas, including compliance, financial, strategic, political and operational risks, and on a regular basis the Board reviews together with management. The Board of Directors recognizes that Synageva is subject to both internal and external risks, within and outside its control, and that management and the Board of Directors should regularly seek to identify those risks and mitigate to the extent possible. As part of the risk management process and consistent with its standing oversight role, each committee of the Board of Directors considers the risks within its areas of responsibility and assists the full Board of Directors in its oversight of the risk management process.

In reviewing Synageva’s compensation programs, Synageva reviews whether compensation policies and practices create risks that are reasonably likely to have a material adverse effect on Synageva.

Stockholder Communications with the Board of Directors

Our Board of Directors has provided a process for stockholders to send communications to the Board of Directors. Stockholders who wish to send communications to the Board of Directors, or any particular director, should address such communications to the Board of Directors, c/o Synageva BioPharma Corp., 128 Spring St., Suite 520, Lexington, MA 02421, Attention: Secretary. All such communications should include a representation from the submitting stockholder setting forth the stockholder’s address and the number of shares of Synageva common stock beneficially owned by the stockholder.

The Secretary will (i) be primarily responsible for monitoring communications from stockholders and (ii) provide copies or summaries of such communications to the Board of Directors, or the director to whom such communication is addressed, as the Secretary considers appropriate. Each stockholder communication will be forwarded if it relates to a substantive matter and includes suggestions or comments that the Corporate Secretary considers to be important for the directors, or director, to know. In general, stockholder communications relating to corporate governance and long-term corporate strategy are more likely to be forwarded than stockholder communications relating to personal grievances and matters as to which we tend to receive repetitive or duplicative communications. The Board of Directors will give appropriate attention to written communications on such issues and will respond as appropriate.

Code of Ethics

We adopted the Synageva BioPharma Corp. Code of Ethics that applies to directors, officers and employees of Synageva and its subsidiaries and complies with the applicable SEC rules and regulations and the NASDAQ Stock Market Listing Standards. Our code of ethics is located on our website at: http://ir.synageva.com. Amendments or waivers to our code of ethics will be promptly disclosed on our website and as required by applicable laws, rules and regulations of the SEC and NASDAQ.

Corporate Governance Guidelines

The Board of Directors believes that sound governance practices and policies provide an important framework to assist it in fulfilling its duty to stockholders. The Nominating and Corporate Governance Committee has adopted Corporate Governance Guidelines and relies on the guidelines to provide that framework. The guidelines are not absolute rules, and can be modified to reflect changes in Synageva’s organization or business environment. The Nominating and Corporate Governance Committee periodically review the guidelines and if necessary, modifies the guidelines to reflect current good governance practices and policies. Synageva’s Corporate Governance Guidelines are located on our website at: http://ir.synageva.com.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires our directors, executive officers and persons who beneficially own more than 10% of our common stock, to file initial reports of beneficial ownership of our stock and reports of changes in beneficial ownership of our stock with the SEC. Executive officers, directors and greater than 10% beneficial owners are required by the SEC to furnish us with copies of all Section 16(a) forms they file.

Based solely upon a review of the copies of such forms furnished to us and written representations from our executive officers and directors, we believe that during the year ended December 31, 2011 all Section 16(a) filing requirements applicable to our executive officers, directors and greater than 10% beneficial owners were complied with on a timely basis.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

SUMMARY COMPENSATION TABLE

The following table shows the compensation paid to the Company’s Principal Executive Officer and its highest compensated executive officers other than the Principal Executive Officer, respectively, for services rendered in 2011 and 2010, as applicable, is summarized as follows:

	Year	Salary ($)	Bonus ($)		Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)		All Other Compensation ($)		Total ($)
Sanj K Patel(10)	2011	429,081	104,550	(2)	2,233,327	349,200	(3)	11,000	(4)	3,127,158
President and Chief Executive Officer

Carsten Boess (5)(10)	2011	193,750	—		818,516	78,619	(3)	775	(4)	1,091,660
Senior Vice President, Chief Financial Officer

Anthony Quinn(10)	2011	351,390	21,960	(2)	717,575	163,045	(3)	9,800	(4)	1,263,770
Senior Vice President, Chief Medical Officer

Martin Mattingly	2011	452,768	—		—	—		953,000	(6)	1,405,768
Former Chief Executive Officer	2010	396,564	72,161	(8)	127,396	299,571	(7)	22,000	(9)	917,692

(1)	This column represents the grant date fair value of equity awards calculated in accordance with FASB ASC Topic 718. See Note 2 and Note 9 to our audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2011 for details as to the assumptions used to determine the fair value of the awards during the year ended December 31, 2011.
(2)	Represents the special bonus awards earned by in connection with the approval of the Merger with Trimeris.
(3)	Represents the annual incentive bonus earned by the named executive officer for services performed in 2011. The annual incentive bonus was paid in the next calendar year (i.e., the 2011 annual incentive bonus was paid in January 2012).
(4)	Other income for Mr. Patel includes $1,200 for 2011 for healthcare reimbursement benefits. All other amounts consist of company-matching 401(k) contributions.
(5)	Mr. Boess’ employment commenced on May 16, 2011.
(6)	Represents $682,500 in severance costs, $220,000 for a Merger transaction bonus, up to $28,500 in health care benefits and $22,000 in annual contributions to the Trimeris, Inc. Employee 401(k) Plan, which the Company matched with common stock. All amounts, excluding 401(k) matching, will be paid in 2012.
(7)	Includes a bonus of $49,571 awarded to Dr. Mattingly in connection with his efforts in securing a $12.0 million reverse termination fee related to the termination of the Agreement and Plan of Merger with Arigene Co., Ltd. (“Arigene”) after Arigene informed us that it did not have sufficient funds to consummate the transaction.
(8)	Reflects bonuses awarded to Dr. Mattingly in connection with his performance relating to the achievement of certain of the Company’s goals including the Company’s entry into an agreement with its commercial partner F. Hoffmann La-Roche Ltd. (“Roche”) and the Company’s settlement of the U.S. patent infringement suit filed by Novartis Vaccines and Diagnostics, Inc. against the Company and Roche.
(9)	Includes matches by the Company of 100% of our Named Executives’ annual contributions to the Trimeris, Inc. Employee 401(k) Plan, which the Company matched with common stock. The value of these matches is calculated based on the closing price of our common stock on the last trading day of the year, which was $2.46 and $2.62 for 2010 and 2009, respectively. Amounts listed for Dr. Mattingly include matches of catch-up contributions made by Dr. Mattingly.

(10)	Mr. Patel, Mr. Boess, and Dr. Quinn assumed their respective positions with the Company at the time of the Merger on November 2, 2011. Their compensation represents all compensation received in 2011, including amounts paid to them by Private Synageva prior to the Merger.

Chief Executive Officer’s Employment Agreement

Following the Merger, the Board of Directors approved the terms of a new employment agreement with Sanj K. Patel, the Company’s President and Chief Executive Officer, effective as of November 2, 2011 (the “Patel Agreement”).

Under the terms of the Patel Agreement, Mr. Patel will receive a base salary of no less than $485,000 per year and an annual cash bonus with a target level of 60%, and a minimum payout level of 25%, of his annual base salary. Synageva may also grant Mr. Patel equity awards each year. The performance targets related to Mr. Patel’s annual cash bonus and the terms and conditions of his equity awards are to be determined by the Compensation Committee, and the actual amount of Mr. Patel’s annual cash bonus shall be determined in good faith by the Compensation Committee based on actual corporate and individual performance. Under the Patel Agreement, if Synageva terminates Mr. Patel’s employment without cause (as defined below) or Mr. Patel terminates his employment for good reason (as defined below), Mr. Patel will be entitled to the following severance:

•	a lump sum equal to 18 months of his base salary plus 1.5 x his target annual cash bonus;

•	a pro-rata share of his target annual cash bonus for the year in which the termination occurs;

•	a one-time bonus of $25,000; and

•	acceleration of the vesting of all unvested equity awards held by Mr. Patel by 18 months.

If Synageva terminates Mr. Patel’s employment without cause or he resigns for good reason during the 12 months following a change of control, as defined in the agreement, Mr. Patel will be entitled to the following severance:

•	a lump sum equal to 24 months of his base salary plus 2 x his target annual cash bonus;

•	a pro-rata share of his target annual cash bonus for the year in which the termination occurs;

•	a one-time bonus of $25,000;

•	acceleration of the vesting of all unvested equity awards held by Mr. Patel by 18 months, and full vesting of all awards that were assumed or substituted in the change of control.

Under the Patel Agreement, “cause” means: (1) gross negligence or willful misconduct in performance of the executive’s duties to the Company, where such gross negligence or willful misconduct has resulted in material damage to the Company or any of its Affiliates or successors; (2) commission of any act of fraud, embezzlement or professional dishonesty with respect to the Company or any of its Affiliates; (3) commission of a felony or crime involving moral turpitude; (4) material breach of any provision of this Agreement or any other written agreement between the Executive and the Company; or (5) failure to comply with lawful directives of the Board, which has caused damage to the Company or any of its Affiliates or successors.

Mr. Patel would be entitled to terminate his employment for “good reason” under the Patel Agreement if any of the following events occur without Mr. Patel’s written consent: (1) the assignment to Mr. Patel of duties materially inconsistent with his title, position, status, reporting relationships, authority, duties or responsibilities; (2) any action by the Company which results in a diminution in Mr. Patel’s title, position, status, reporting relationships, authority, duties or responsibilities, other than insubstantial or inadvertent actions not taken in bad faith which are remedied by the Company promptly after receipt of notice thereof given by Mr. Patel; (3) a requirement that Mr. Patel relocate his primary reporting location to a location more than 50 miles from the location of the Company’s offices in Lexington, Massachusetts; (4) any failure by the Company to comply with certain provisions of the Patel Agreement, other than insubstantial or inadvertent failures not in bad faith which are remedied by the Company promptly after receipt of notice thereof given by Mr. Patel; (5) a material diminution in the budget over which Mr. Patel has responsibility; or (6) a breach by the Company of any written agreement between the Company and Mr. Patel.

Executive Employment Agreements with Carsten Boess and Anthony G. Quinn

Following the Merger, the Board of Directors approved the terms of new employment agreements with Carsten Boess and Anthony G. Quinn, effective November 2, 2011 (the “Executive Employment Agreements”).

Pursuant to the Executive Employment Agreements, the Company will pay Mr. Boess and Dr. Quinn annual base salaries in amounts determined by the Compensation Committee. Each executive shall be eligible to receive an annual cash bonus of up to 35% and 40% of their annual base salaries, respectively. If Synageva terminates Mr. Boess or Dr. Quinn’s employment without cause, as defined below, (1) Synageva will accelerate the vesting of all of the executive’s unvested equity awards by 12 months and the executive will receive (2) cash severance payable in a lump sum equal to 9 months of his base salary for Mr. Boess or 12 months of his base salary for Dr. Quinn and (3) a pro-rata share of his target annual cash bonus for the year in which the termination occurs. If Synageva terminates the executive without cause during the 12 months following a change of control, as defined in the agreement, the executive will receive (1) cash severance payable in a lump sum equal to 12 months of his base salary; (2) a lump sum payment equal to the target annual cash bonus for the year in which the termination occurs; (3) a one-time bonus of $16,500 and (4) acceleration of all unvested equity then held by the executive by 12 months and full vesting of all awards that were assumed or substituted in the change of control.

Under the Executive Employment Agreements, “cause” means: (1) gross negligence or willful misconduct in performance of the executive’s duties to the Company, where such gross negligence or willful misconduct has resulted in material damage to the Company or any of its Affiliates or successors; (2) commission of any act of fraud, embezzlement or professional dishonesty with respect to the Company or any of its Affiliates; (3) commission of a felony or crime involving moral turpitude; (4) material breach of any provision of this Agreement or any other written agreement between the executive and the Company; or (5) failure to comply with lawful directives of the CEO, which has caused damage to the Company or any of its Affiliates or successors.

Transaction Bonuses

In connection with the Merger completion, transaction bonuses were paid Mr. Patel and Dr. Quinn totaling $104,550 and $21,960, respectively.

Non-Equity Incentive Plan

The Annual Cash Bonus Plan (the “Cash Bonus Plan”) has been established to advance the interests of the Company by providing for the grant of cash awards (the “Awards”) to employees of the Company and its affiliates. The Cash Bonus Plan is intended to comply with the requirements for tax deductibility imposed by Section 162(m) of the Internal Revenue Code of 1986, as amended (“Section 162(m)”), to the extent applicable.

The Cash Bonus Plan is administered by the Compensation Committee. The Compensation Committee shall have the authority to interpret the Cash Bonus Plan, and any interpretation or decision by the Compensation Committee with regard to any questions arising under the Cash Bonus Plan shall be final and conclusive on all parties. In the case of any Award intended to qualify as exempt performance-based compensation under Section 162(m), as determined by the Committee (a “Section 162(m) Award”), (i) if any member of the Compensation Committee is not an “outside director” for purposes of such exemption, the “Committee” for purposes of the Cash Bonus Plan will consist of a subcommittee consisting of those Compensation Committee members who are “outside directors” for such purposes (and where applicable, references in the Plan to the Committee shall be deemed to be references to such subcommittee); (ii) the Committee will exercise its discretion consistent with qualifying the Award for that exemption; and (iii) the Committee may delegate to other persons administrative functions that do not involve discretion. In the case of Awards other than Section 162(m) Awards, the Committee may delegate to other persons such duties, powers and responsibilities as it deems appropriate.

OUTSTANDING EQUITY AWARDS AT 2011 FISCAL YEAR-END

The following table shows grants of stock options and grants of unvested stock awards outstanding on December 31, 2011, the last day of our fiscal year, to each executive officer named in the Summary Compensation Table.

Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date
Sanj K. Patel	9/24/2008	86,639	12,378	(1)	$3.52	9/24/2018
	9/24/2008	18,564	14,441	(2)	$3.52	9/24/2018
	7/1/2009	239,292	156,778	(3)	$0.95	7/1/2019
	12/15/2009	65,934	51,286	(4)	$0.95	12/15/2019
	5/25/2011	—	108,052	(5)	$1.70	5/25/2021
	12/20/2011	—	167,500	(6)	$23.00	12/20/2021

Carsten Boess	5/25/2011	—	158,840	(7)	$1.70	5/25/2021
	12/20/2011	—	25,000	(6)	$23.00	12/20/2021

Anthony G. Quinn	10/7/2009	16,847	42,117	(8)	$0.95	10/7/2019
	12/15/2009	1,650	4,332	(4)	$0.95	12/15/2019
	5/25/2011	—	47,228	(5)	$1.70	5/25/2021
	12/20/2011	—	50,000	(6)	$23.00	12/20/2021

Martin Mattingly	11/14/2007	70,000	—		$25.80	1/3/2017
	6/26/2008	17,817	—		$20.60	1/3/2017
	7/21/2009	17,817	—		$10.10	1/3/2017
	9/22/2010	17,817	—		$11.35	1/3/2017

(1)	These stock options were granted on September 24, 2008. These options vested as to 25% of the total number of shares subject to the option on the first anniversary of the hire date and 1/36th of the remaining shares subject to the option vest monthly thereafter until all shares are vested. In each case, vesting is subject to Mr. Patel remaining in Synageva’s employ through such vesting date.
(2)	These stock options were granted on September 24, 2008, but were subject to certain performance conditions that did not occur until September 24, 2009. Thereafter the options vested 25% on the anniversary date of the performance condition and 1/36th of the remaining shares subject to the option vest monthly thereafter until all shares are vested, as long as Mr. Patel is employed by Synageva.
(3)	These stock options were granted on July 1, 2009. These options vested as to 25% of the total number of shares subject to the option on the first anniversary of the grant date and 1/36th of the remaining shares subject to the option vest monthly thereafter until all shares are vested. In each case, vesting is subject to the executive remaining in Synageva’s employ through such vesting date.
(4)	These stock options were granted on December 15, 2009. These options vested as to 25% of the total number of shares subject to the option on September 25, 2010 and 1/36th of the remaining shares subject to the option vest monthly thereafter until all shares are vested. In each case, vesting is subject to the executive remaining in Synageva’s employ through such vesting date.
(5)	These stock options were granted on May 25, 2011. These options vested as to 25% of the total number of shares subject to the option on the first anniversary of the grant date and 1/36th of the remaining shares subject to the option vest monthly thereafter until all shares are vested. In each case, vesting is subject to the executive remaining in Synageva’s employ through such vesting date.
(6)	These stock options were granted on December 20, 2011. These options vested as to 25% of the total number of shares subject to the option on the first anniversary of the grant date and 1/36th of the remaining shares subject to the option vest monthly thereafter until all shares are vested. In each case, vesting is subject to the executive remaining in Synageva’s employ through such vesting date.

(7)	These stock options were granted on May 25, 2011. These options vested as to 25% of the total number of shares subject to the option on the first anniversary of the hire date and 1/36th of the remaining shares subject to the option vest monthly thereafter until all shares are vested. In each case, vesting is subject to the executive remaining in Synageva’s employ through such vesting date.
(8)	These stock options were granted on October 7, 2009. These options vested as to 25% of the total number of shares subject to the option on the first anniversary of the hire date and 1/36th of the remaining shares subject to the option vest monthly thereafter until all shares are vested. In each case, vesting is subject to the executive remaining in Synageva’s employ through such vesting date.

OPTION EXERCISES AND STOCK VESTED FOR FISCAL 2011

The following table shows exercises of stock options and restricted stock vesting for the year ended December 31, 2011, for each of the executive officers named in the Summary Compensation Table.

Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)

Sanj K. Patel	—	$—
Carsten Boess	—	$—
Anthony G. Quinn	16,185	$2,428
Martin Mattingly	—	$—

(1)	Amounts reflect the difference between the exercise price of the option and the market price at the time of the exercise.

Retirement Benefits

We do not have any qualified or non-qualified defined benefit plans that apply to our Named Executives. We offer a tax-qualified retirement plan (the “401(k) Plan”) to eligible employees. The 401(k) Plan permits eligible employees to defer up to 90% of their annual eligible compensation, subject to certain limitations imposed by the Internal Revenue Code of 1986, as amended. Following a 6 month waiting period for eligibility, the employees’ elective deferrals are immediately vested and non-forfeitable in the 401(k) Plan. In any plan year, we will contribute to each participant a matching contribution equal to 100% of the first 3% of the participant’s compensation that he or she has contributed to the plan and 50% of the next 2% of the participant’s compensation that he or she has contributed to the plan.

Other Elements of Compensation and Perquisites

In order to attract, retain and pay market levels of compensation, we provide our executive officers and other employees the following benefits and perquisites:

Life and Disability Insurance

We provide each Named Executive disability and/or life insurance that we may from time to time make available to other executive employees of the same level of employment.

Other

We make available certain other perquisites or fringe benefits to all eligible employees, including our Named Executives, such as professional society dues, cell phones and food and recreational fees incidental to official company functions, including board meetings.

Potential Payments Upon Termination or Change of Control

We have entered into certain agreements and maintain certain plans that may require us to make certain payments and/or provide certain benefits to our Named Executives in the event of a termination of employment or a change of control. See “Potential Payments Upon Termination or Change of Control” below for a description of the severance and change in control arrangements for Mr. Patel, Mr. Boess and Dr. Quinn. All 3 executive officers would only be eligible to receive severance payments if each officer signed a general release of claims. The following tables summarize the potential payments to each Named Executive assuming that one of the events described in the table occurred. The tables assume that the relevant event occurred on December 31, 2011 and, in calculating the amounts due to the executive in connection with such event, use the closing price of a share of our common stock, $26.63, on such date, and that all outstanding equity awards were assumed, substituted, or cashed out in the change of control. However, the executive’s employment was not terminated on December 31, 2011 under such agreement and a change in control did not occur on that date. There can be no assurance that a termination of employment, a change in control or both would produce the same or similar results as those set forth below if either or both of them occur on any other date or at any other price, or if any other assumption used in calculating the benefits set forth below is not correct in fact.

	Cash Severance Payments		Acceleration of Time-vesting Equity Awards (1)	Health and Welfare	Excise Tax Gross Up	Total Termination Benefits
Sanj K. Patel
• Death	$1,189,000	(2)	$7,146,146	$—	$—	$8,335,146
• Disability	$1,189,000	(2)	$7,146,146	$—	$—	$8,335,146
• Change in control	$—		$—	$—	$—	$—
• Involuntary termination other than for cause or good reason resignation	$1,189,000	(2)	$7,146,146	$—	$—	$8,335,146
• Involuntary termination other than for cause or good reason resignation after a change in control	$1,577,000	(3)	$9,264,632	$—	$—	$10,841,632

	Cash Severance Payments		Acceleration of Time-vesting Equity Awards (1)	Health and Welfare	Excise Tax Gross Up	Total Termination Benefits
Carsten Boess
• Death	$232,500	(4)	$1,590,111	$—	$—	$1,822,611
• Disability	$232,500	(4)	$1,590,111	$—	$—	$1,822,611
• Change in control	$—		$—	$—	$—	$—
• Involuntary termination other than for cause	$232,500	(4)	$1,590,111	$—	$—	$1,822,611
• Involuntary termination other than for cause after a change in control	$326,500	(5)	$4,050,631	$—	$—	$4,377,131

	Cash Severance Payments		Acceleration of Time-vesting Equity Awards (1)	Health and Welfare	Excise Tax Gross Up	Total Termination Benefits
Anthony G. Quinn
• Death	$351,390	(6)	$1,223,934	$—	$—	$1,575,324
• Disability	$351,390	(6)	$1,223,934	$—	$—	$1,575,324
• Change in control	$—		$—	$—	$—	$—
• Involuntary termination other than for cause	$351,390	(6)	$1,223,934	$—	$—	$1,575,324
• Involuntary termination other than for cause after a change in control	$367,890	(5)	$2,551,704	$—	$—	$2,919,594

	Cash Severance Payments		Acceleration of Time-vesting Equity Awards (1)	Health and Welfare		Excise Tax Gross Up	Total Termination Benefits
Martin Mattingly
• Death	$—		$—	$—		$—	$—
• Disability	$—		$—	$—		$—	$—
• Change in Control	$902,500	(7)	$—	$28,500	(8)	$—	$931,000
• Involuntary termination other than for cause	$—		$—	$—		$—	$—
• Involuntary termination other than for cause after a change in control	$—		$—	$—		$—	$—

(1)	Represents the pre-tax cash-out value of all stock options that would accelerate as a result of the event described in the table, based on a stock price of $26.63, which was the closing price of Synageva’s common stock on December 31, 2011. Amounts are based on the number of shares associated with each accelerated option multiplied by the difference between $26.63 and the exercise price of such option.
(2)	Represents the sum of (i) 18 months of base salary and annual target bonus as in effect on December 31, 2011 and (ii) a one-time bonus of $25,000, both of which would be paid in a lump sum. The executive is also entitled to receive a lump-sum pro rata bonus for the year of termination, the amount of which is not included in the table because the full 2011 bonus had been earned by the executive on December 31, 2011, without regard to his employment termination.
(3)	Represents the sum of (i) 24 months of base salary and annual target bonus as in effect on December 31, 2011 and (ii) a one-time bonus of $25,000, both of which would be paid in a lump sum. The executive is also entitled to receive a lump-sum pro rata bonus for the year of termination, the amount of which is not included in the table because the full 2011 bonus had been earned by the executive on December 31, 2011, without regard to his employment termination.
(4)	Represents 9 months of base salary as in effect on December 31, 2011 that would be paid in a lump sum. The executive is also entitled to receive a lump-sum pro rata bonus for the year of termination, the amount of which is not included in the table because the full 2011 bonus had been earned by the executive on December 31, 2011, without regard to his employment termination.
(5)	Represents the sum of (i) 12 months of base salary as in effect on December 31, 2011 and (ii) a one-time bonus of $16,500, both of which would be paid in a lump sum. The executive is also entitled to receive a lump-sum bonus, equal to his annual target bonus, for the year of termination. This amount is not included in the table because the full 2011 bonus had been earned by the executive on December 31, 2011, without regard to his employment termination.
(6)	Represents 12 months of base salary as in effect on December 31, 2011. The executive is also entitled to receive a lump-sum pro rata bonus for the year of termination, the amount of which is not included in the table because the full 2011 bonus had been earned by the executive on December 31, 2011, without regard to his employment termination.
(7)	Represents $682,500 in severance costs and $220,000 for a Merger transaction bonus due following Dr. Mattingly’s separation from the Company following the completion of the Merger. All amounts will be paid in 2012 as salary continuation.
(8)	Represents $28,500 in health care benefits due following Dr. Mattingly’s separation from the Company following the completion of the Merger. All amounts will be paid in 2012 as salary continuation.

Sanj K. Patel

If Synageva terminates Mr. Patel’s employment without “cause” or he terminates his employment for “good reason”, as each term is defined above under “COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS—Terms of the Chief Executive Officer’s Employment Agreement”, Synageva will accelerate the vesting of all unvested equity awards then held by Mr. Patel by 18 months and Mr. Patel will receive cash severance equal to (i) 18 months of his base salary plus 1.5 x his target annual cash bonus, payable in lump-sum;

(ii) a pro-rata share of his target annual cash bonus for the year in which the termination occurs and (iii) a one-time bonus of $25,000. If Synageva or Mr. Patel, as applicable, terminates Mr. Patel’s employment without cause or for good reason during the 12 months following a change of control, as defined in the agreement, Synageva will fully accelerate the vesting of all unvested equity awards then held by Mr. Patel by 18 months and fully vest all awards that were assumed or substituted in the change of control, and Mr. Patel will receive cash severance payable in a lump sum equal to (i) 24 months of his base salary plus his target annual cash bonus; (ii) a pro-rata share of his target annual cash bonus for the year in which the termination occurs and (iii) a one-time bonus of $25,000.

Carsten Boess

If Synageva terminates Mr. Boess’ employment without cause (as defined above under “COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS—Executive Employment Agreements with Carsten Boess and Anthony G. Quinn”), Synageva will accelerate the vesting of all unvested equity awards then held by Mr. Boess by 12 months and Mr. Boess will receive lump sum severance equal to (i) 9 months of his base salary and (ii) a pro-rata share of his target annual cash bonus for the year in which the termination occurs. If Synageva terminates Mr. Boess without cause during the 12 months following a change of control, as defined in the agreement, Synageva will accelerate the vesting of all unvested equity awards then held by Mr. Boess by 12 months and fully vest all awards that were assumed or substituted in the change of control, and Mr. Boess will receive lump-sum cash severance equal to (i) 12 months of his base salary; (ii) his target annual cash bonus for the year in which the termination occurs and (iii) a one-time bonus of $16,500.

Anthony G. Quinn

If Synageva terminates Dr. Quinn’s employment without cause (as defined above under “COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS—Executive Employment Agreements with Carsten Boess and Anthony G. Quinn”), Synageva will accelerate the vesting of all unvested equity awards held by Dr. Quinn by 12 months and Dr. Quinn will receive lump-sum cash severance equal to (i) 12 months of his base salary and (ii) a pro-rata share of his target annual cash bonus for the year in which the termination occurs. If Synageva terminates Dr. Quinn without cause during the 12 months following a change of control, as defined in the agreement, Synageva will accelerate the vesting of all unvested equity then held by Dr. Quinn by 12 months and fully vest all awards that were assumed or substituted in the change of control, and Dr. Quinn will receive lump-sum cash severance equal to (i) 12 months of his base salary; (ii) his target annual cash bonus for the year in which the termination occurs and (iii) a one-time bonus of $16,500.

DIRECTOR COMPENSATION FOR FISCAL 2011

The following table sets forth cash compensation and the value of stock options awards granted to our non-management directors for their service in 2011.

Name	Fees Earned or Paid in Cash ($)(1)	Option Awards ($)(2)(3)	All Other Compensation ($)	Total ($)
Srini Akkaraju, M.D., Ph.D.(4)	5,000	167,100	—	172,100
Felix J. Baker, Ph.D.	57,289	167,100	—	224,389
Julian Baker (5)	46,780	—	—	46,780
Stephen R. Biggar, M.D., Ph.D. (4)	4,667	167,100	—	171,767
Stephen R. Davis	159,752	167,100	—	326,852
Mark Goldberg(4)(6)	12,000	374,327	—	386,327
Thomas R. Malley(4)	20,500	167,100	—	187,600
Barry Quart, Pharm.D.	153,479	167,100	—	320,579
Robyn Samuels(4)	4,167	167,100	—	171,267
James L.L. Tullis (7)	—	—	—	—

(1)	Represents retainer fees paid for services as a director during the fiscal year ended December 31, 2011.

(2)	See Note 2 and Note 9 to our audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2011 for details as to the assumptions used to determine the fair value of the awards during the year ended December 31, 2011. See also our discussions of share-based compensation under “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Estimates.
(3)	Represents the grant date fair value of the award calculated in accordance with FASB ASC Topic 718. The following directors held the following number of stock option awards as of December 31, 2011: Akkaraju, 15,000; Baker, 37,002; Biggar, 15,000; Davis, 31,000: Malley, 22,426; Quart, 30,250; Samuels, 15,000.
(4)	Dr. Akkaraju, Dr. Biggar, Dr. Goldberg, Mr. Malley and Ms. Samuels assumed their respective positions with on the Board at the time of the Merger on November 2, 2011. Their fees represent all fees received in 2011, including amounts paid to them by Private Synageva prior to the Merger.
(5)	Mr. Baker resigned from the Trimeris Board on November 2, 2011 upon closing of the merger.
(6)	Pursuant to his employment as a member of the Synageva management team, Dr. Goldberg resigned as a member of the Board of Directors. Dr. Goldberg continues to serve as a Senior Vice President of the Company. In connection with his employment, Dr. Goldberg received a stock option award of 88,703 shares in September 2011.
(7)	Mr. Tullis resigned from the Private Synageva Board on November 2, 2011 upon closing of the merger.

Director Compensation

We reimburse our directors for all reasonable and necessary travel and other incidental expenses incurred in connection with their attendance at meetings of the Board of Directors. Management directors do not receive additional compensation in connection with their board service or attendance at meetings. In December 2011, our Board of Directors voted to modify our director compensation arrangements to align with comparable companies and to attract and retain high-quality board members. Non-management directors receive cash compensation and stock options as follows:

Non-Management Chairman Annual Retainer	$35,000
Non-Management Directors’ Annual Retainer	$25,000

Committee Member’s Additional Annual Fees
Audit Committee Chairman	$15,000
Audit Committee Member	$5,000
Compensation Committee Chairman	$10,000
Compensation Committee Member	$4,000
Nomination and Governance Committee Chairman	$5,000
Nomination and Governance Committee Member	$3,000

Non-Management Directors’ Stock Options
Director Initial Grant	15,000
Director Annual Grant	7,500

Initial stock option awards vest monthly over the three years following the grant date, subject to such director’s continued service on the board of directors. Annual stock option awards to non-management directors vest monthly over the year following the grant date, subject to the non-employee director’s continued service on the board of directors.

Certain Relationships and Related Party Transactions

There are no currently proposed related party transactions and there have been no related party transactions during fiscal year 2011.

The Audit Committee, as outlined in our Audit Committee Charter, reviews and approves transactions between us and a related party, such as our directors, officers, holders of more than 5% of our voting securities and their affiliates, the immediate family members of any of the foregoing persons and any other persons whom the Board of Directors determined may be considered a related party. Prior to Audit Committee consideration of a transaction with a related party, the material facts as to the related party’s relationship or interest in the transaction are disclosed to the Audit Committee, and the transaction is not considered approved by the Audit Committee unless a majority of the directors who are not interested in the transaction approve the transaction. In determining whether to approve or ratify a related party transaction, the non-interested directors take into account such factors as they deem appropriate, which include whether the interested transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction. Please see “Executive Compensation—Summary Compensation Table,” “Executive Compensation—Director Compensation” for information regarding compensation of our executive officers and directors.

Audit Committee Report

The Audit Committee reviewed and discussed Synageva’s audited financial statements for the year ended December 31, 2011 with management and the Board of Directors and discussed with PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm during the year ended December 31, 2011, the matters required to be discussed by Statement on Auditing Standards No. 61, as amended. In addition, the Audit Committee received from the independent registered public accounting firm written disclosures and the letter required by the applicable standards of the Public Company Accounting Oversight Board regarding the independent account’s communication with the audit committee concerning independence. The Audit Committee also discussed with the independent registered public accounting firm the auditors’ independence from management and the Company, including a review of audit and non-audit fees and the matters covered by the written disclosures and letter provided by the independent registered public accounting firm. Based on the above mentioned review and discussion with management and the independent auditors, the Audit Committee recommended to the Board of Directors that Synageva’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 for filing with the SEC.

This report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that Synageva specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.

Audit Committee

Thomas R. Malley, Chairman

Srini Akkaraju, M.D., Ph.D.

Stephen Davis

Independent Registered Public Accounting Firm

The Audit Committee has appointed PricewaterhouseCoopers LLP to serve as the Company’s independent registered public accounting firm for the year ending December 31, 2011.

Fees

The following table sets forth the aggregate fees billed or to be billed by PricewaterhouseCoopers LLP to the Company after the Merger and Private Synageva for the following services during the years ended December 31, 2011 and 2010:

Fees	Year Ended December 31, 2011	Year Ended December 31, 2010
Audit fees(1)	$605,000	$25,000
Audit related fees(2)	—	—
Tax fees(3)	124,500	20,000
All other fees(4)	31,819	—

	$761,319	$45,000

(1)	Audit fees include fees billed and expected to be billed by PricewaterhouseCoopers LLP for professional services rendered for the audit of the Company’s annual financial statements included in its Form 10-K, the review of the Company’s financial statements included in its Forms 10-Q, as well as services related to other SEC filings.
(2)	Synageva did not use PricewaterhouseCoopers LLP for such services during the years ended December 31, 2011 and 2010.
(3)	Tax services include assistance with tax compliance, tax returns and certain tax planning activities.
(4)	All other fees for the fiscal year 2011 included services provided by PricewaterhouseCoopers LLP for merger activities.

Pre-Approval Policies and Procedures

It is the Audit Committee’s policy that it must pre-approve all audit and permissible non-audit services to be performed by Synageva’s independent auditors, the fees to be paid for those services and the time period over which those services are to be provided. On an annual basis, the independent auditors present a listing of all services they expect to perform for Synageva in the ensuing one-year period, including fee estimates, in sufficient detail to enable the Audit Committee to perform an independent review of each proposed service. The Audit Committee reviews this list and approves appropriate services which, in the Audit Committee’s judgment, will not impair the auditors’ independence. With respect to any additional services proposed to be performed by the independent auditors during the year, management will evaluate the impact on the independent auditor’s independence and obtain Audit Committee approval for such service.

Consistent with its pre-approval policy, the Audit Committee pre-approved all audit and permitted non-audit services performed by PricewaterhouseCoopers LLP during the years ended December 31, 2011 and 2010. The Audit Committee has considered whether the provision of the non-audit services described above is compatible with maintaining PricewaterhouseCoopers’ independence and has determined in their judgment that the provision of such services is compatible with maintaining PricewaterhouseCoopers’ independence.

PROPOSAL NO. 2—APPROVAL TO AMEND THE 2005 STOCK PLAN

On December 20, 2011 and March 14, 2012, the Board of Directors adopted amendments to Synageva’s 2005 Stock Plan (the “2005 Stock Plan”), which increased by 500,000 and 1,000,000 shares, respectively, the number of shares of common stock available for issuance under the 2005 Stock Plan (which total number is subject to adjustment in the event of stock splits and other similar events).

If our stockholders approve the amendments to our 2005 Stock Plan, the authorized number of shares available for issuance under the 2005 Stock Plan will be 3,428,715. The maximum number of shares that may be issued under the 2005 Stock Plan, excluding shares already issued of 319,928, would be increased to 3,108,787. Shares subject to outstanding awards under the 2005 Stock Plan total 1,951,716 as of March 31, 2012 and include options to purchase 378,900 shares of common stock, which are subject to shareholder approval of this amendment.

The amendment to the 2005 Stock Plan is being submitted for your approval at the meeting in order to ensure favorable federal income tax treatment for grants of incentive stock options under Section 422 of the Internal Revenue Code of 1986 (the “Code”). Approval by our stockholders of the amendment to the 2005 Stock Plan is also required by the NASDAQ Stock Market Listing Standards. Our Board of Directors believes that the continued growth and success of Synageva depends, in large part, on our ability to maintain a competitive position in attracting, retaining and motivating key employees with experience and ability. Our Board of Directors believes that the approval of our 2005 Stock Plan as amended is necessary to provide us with a sufficient number of shares to attract, retain and motivate employees, directors and consultants.

The other material features of the 2005 Stock Plan as amended generally remain the same as under the terms of the 2005 Stock Plan previously approved by our stockholders and are described below. The following summary is qualified in its entirety by reference to our 2005 Stock Plan as amended as set forth in Appendix A.

Material Features of our 2005 Stock Plan

Administration. The 2005 Stock Plan is administered by our Board of Directors (or the Compensation Committee or any other committee so designated by the Board) (any such administrator is referred to in this summary as the “Administrator”). The Administrator has the authority to determine the fair market value of our common stock in accordance with the requirements of the 2005 Stock Plan, the individuals to whom awards will be granted under the 2005 Stock Plan, the types of awards to be granted, the number of shares of our common stock covered by an award, and the terms and conditions of awards and award agreements evidencing awards.

Eligibility. Employees, consultants, and directors of the Company (and its subsidiaries and affiliates) are eligible to receive awards under the 2005 Stock Plan. As of April 1, 2012, 4 executive officers, 7 non-employee members of the Board, and approximately 84 non-executive-officer employees were eligible to receive awards under the 2005 Stock Plan. As of March 30, 2012, the market price of a share of our common stock as reported on the Nasdaq Global Market was $35.87.

Shares Available for Issuance. Subject to the 2005 Stock Plan’s adjustment provisions, the maximum number of shares of our common stock that would be available for issuance, if the amendments were approved by shareholders, is 3,428,715 shares. The shares underlying any award that expires, becomes unexercisable for any reason without having been exercised in full, or is surrendered pursuant to an option exchange program, any shares that are retained by the Company to satisfy the exercise or purchase price of an award or to satisfy any withholding taxes, and any shares repurchased by the Company pursuant to any repurchase right it may have will again be available for awards under the 2005 Stock Plan.

Types of Awards. Incentive stock options (“ISOs”) (which are subject to special tax treatment as described below), non-incentive stock options (“NSOs”), and stock purchase rights may be granted under the 2005 Stock

Plan. ISOs may only be granted to employees and may not be granted to directors or consultants. Options give the holder the right to purchase shares of our common stock within a specified period of time at a specified exercise price. The Administrator may also award stock purchase rights, which offer the holder the opportunity to purchase shares of our common stock at not less than 85% of the fair market value on the offer date subject to any terms, conditions, and restrictions as the Administrator may determine.

Adjustment. In the event of any stock split, reverse stock split, stock dividend, combination, recapitalization or reclassification of our common stock, the Administrator may adjust the number of shares of our common stock covered by an award and the award’s exercise price, whose determination shall be final and binding.

Change of Control. In the event of a corporate transaction, including a change of control, (as each term is defined in the 2005 Stock Plan), unless otherwise determined by the Board of Directors or provided in an option award agreement, each outstanding option or stock purchase right that is not assumed or substituted with an equivalent right by the successor corporation or a parent or subsidiary of the successor corporation will terminate upon the consummation of the transaction.

Amendment/Termination. Unless earlier terminated, the 2005 Stock Plan will terminate on the tenth anniversary tenth anniversary of the date on which the Board of Directors originally approved the 2005 Stock Plan. The Board of Directors may amend, alter, or discontinue the 2005 Stock Plan at any time, provided that no such action may materially and adversely affect outstanding options or stock purchase rights without the holder’s written consent. Amendments to the 2005 Stock Plan will be conditioned on stockholder approval to the extent such approval is required by law.

Federal Income Tax Consequences Relating to the 2005 Stock Plan

The following discussion summarizes certain material federal income tax consequences associated with the grant and exercise of stock options under the 2005 Stock Plan. The summary does not purport to cover federal employment tax or other federal tax consequences that may be associated with the 2005 Stock Plan, nor does it cover state, local or non-U.S. taxes.

ISOs. In general, an optionee realizes no taxable income upon the grant or exercise of an ISO. However, the exercise of an ISO may result in an alternative minimum tax liability to the optionee. With certain exceptions, a disposition of shares purchased under an ISO within two years from the date of grant or within one year after exercise produces ordinary income to the optionee (and a deduction to the Company) equal to the value of the shares at the time of exercise less the exercise price. Any additional gain recognized in the disposition is treated as a capital gain for which the Company is not entitled to a deduction. If the optionee does not dispose of the shares until after the expiration of these one- and two-year holding periods, any gain or loss recognized upon a subsequent sale is treated as a long-term capital gain or loss for which the Company is not entitled to a deduction.

NSOs. In general, in the case of a NSO, the optionee has no taxable income at the time of grant but realizes income in connection with the exercise of the option in an amount equal to the excess (at the time of exercise) of the fair market value of the shares acquired upon exercise over the exercise price. A corresponding deduction is available to the Company. Upon a subsequent sale or exchange of the shares, any gain or loss recognized in the sale or exchange is treated as a capital gain or loss (long-term or short-term depending on the applicable holding period) for which the Company is not entitled to a deduction.

In general, an ISO that is exercised more than three months after termination of employment (other than termination by reason of death) is treated as a NSO. ISOs are also treated as NSOs to the extent they first become exercisable by an individual in any calendar year for shares having a fair market value (determined as of the date of grant) in excess of $100,000.

Under the so-called “golden parachute” provisions of the Code, the vesting or accelerated exercisability of awards in connection with a change in control of the Company may be required to be valued and taken into account in determining whether participants have received compensatory payments, contingent on the change in control, in excess of certain limits. If these limits are exceeded, a substantial portion of amounts payable to the participant, including income recognized by reason of the grant, vesting or exercise of awards under the 2005 Stock Plan may be subject to an additional 20% federal tax and may not be deductible to the Company.

Awards under the 2005 Stock Plan are intended either to be exempt from the rules of Section 409A of the Code or to satisfy those rules and shall be construed accordingly.

THE BOARD OF DIRECTORS DEEMS “PROPOSAL NO. 2” TO BE IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS AND RECOMMENDS A VOTE “FOR” APPROVAL THEREOF.

PROPOSAL NO. 3—APPROVAL OF THE 2012 EMPLOYEE STOCK PURCHASE PLAN

On April 10, 2012, our Board of Directors approved, subject to approval of our stockholders at the annual meeting, the 2012 Employee Stock Purchase Plan to increase the number of shares of our common stock which may be sold to eligible employees of the Company under the ESPP by an additional (the “ESPP”). Under the ESPP, 150,000 shares will be eligible to be sold to employees. The expiration date of the ESPP will be April 10, 2022. The Board of Directors approved the ESPP because it believes that it is desirable to offer employees an inducement to acquire an ownership interest in the Company through participation in an employee stock purchase plan designed to operate in compliance with Section 423 of the Code. The Company intends to begin the first offering period on August 1, 2012, subject to stockholder approval of the ESPP. While all of our employees will be eligible to participate in the ESPP and could purchase as much $25,000 worth of our common stock in a particular year, the actual amount or value of shares purchased by any given employee or group of employees is not determinable because it depends on the elections of each employee who chooses to participate.

Set forth below is a general description of the terms of the ESPP, which is qualified in its entirety by reference to the ESPP, a copy of which is attached to this Proxy Statement as Appendix B.

Material Features of the ESPP

The ESPP is intended to qualify as an “employee stock purchase plan” under Section 423 of the Internal Revenue Code of 1986, as amended. The purpose of the ESPP is to allow eligible employees to use payroll deductions to purchase shares of our common stock at a discount. All of our employees are eligible to participate in the ESPP other than any employee who after the grant of an option under the ESPP would own or be deemed to own stock possessing 5% or more of the total combined voting power or value of all classes of stock of Synageva or its affiliates. The ESPP is administered by the Board of Directors, which may delegate its administrative responsibilities under the ESPP.

Option periods under the ESPP will generally run from January 1 to June 30 and July 1 to December 31 of each year, but the first option period is expected to begin August 1, 2012 and conclude on December 31, 2012. Participants may elect to withhold up to 10% of compensation per payroll period on an after-tax basis, but no employee may be granted an option to purchase more than $25,000 worth of stock in any calendar year. Participants may choose to terminate their payroll deduction authorization at any time (with the balance of their withholding account returned to them without interest) and opt-out of an option period.

The purchase price of stock issued pursuant to the exercise of an option under the ESPP will be 85% of the lesser of (a) the fair market value of the stock on the option grant date, and (b) the date on which the option is exercised. Options will be deemed to be exercised on the last day of the option period. Upon exercise, the Company will apply the balance of the participant’s withholding account to purchase a whole number of shares of our common stock.

Federal Income Tax Consequences Relating to the ESPP

The following is a summary of the principal U.S. federal income tax consequences generally applicable to awards made to a U.S. employee under the ESPP. Note that there may be state, local, foreign and other taxes applicable to participants in the plan which are not described below.

Neither the grant of an option nor the purchase of shares under the ESPP results in taxable income to the employee or in a tax deduction for us. An employee who disposes of the shares after having held them for at least two years from the first day of the enrollment period and for at least one year after the purchase date, or who dies at any time while holding the shares, will have ordinary income equal to:

•	15% of the fair market value of the shares on the first day of the option period or, if less,

•	the excess of the fair market value of the shares at the time of the disposition (or death) over the purchase price.

Any additional gain recognized by the employee in connection with the disposition (except transfer at death) will be treated as a long-term capital gain. No deduction is available to us with respect to these amounts.

An employee who disposes of the purchased shares before having held them for the one- and two-year holding periods described above will have ordinary income equal to the excess of the fair market value of the shares at the time of purchase over the purchase price. In this case, a corresponding deduction will be available to us. Any additional gain or loss recognized in connection with the disposition will be treated as a capital gain or loss, long-term or short-term depending on the employee’s tax holding period in the shares. Capital gain is short-term if the shares have been held one year or less, and long-term if held more than one year. The holding period for shares acquired under the ESPP begins on the purchase date.

THE BOARD OF DIRECTORS DEEMS “PROPOSAL NO. 3” TO BE IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS AND RECOMMENDS A VOTE “FOR” APPROVAL THEREOF.

PROPOSAL NO. 4—RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2011. The Board of Directors has directed that the selection of the independent registered public accounting firm be submitted for ratification by the stockholders at the Annual Meeting. If a quorum is present, the proposal to ratify the appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm will require approval by a majority of the votes cast in person or by proxy at the Annual Meeting. Stockholder ratification of the appointment is not required by law or otherwise. The Board of Directors is submitting this matter to stockholders for ratification because it believes it to be a good corporate practice.

Prior to the Reverse Merger, Ernst & Young LLP served as the independent registered public accounting firm for Pre-Merger Trimeris. Shortly after completing the Merger, we engaged PricewaterhouseCoopers LLP to be our independent registered public accounting firm. PricewaterhouseCoopers LLP, who previously served as Private Synageva’s independent registered public accounting firm, audited Private Synageva’s consolidated financial statements since the year ended December 31, 2009. The Company provided details of the change under Item 4.01 of the Current Report on Form 8-K filed with the SEC on November 10, 2011 and the information is incorporated herein by reference.

If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm, but may still retain it. Even if the selection is ratified, the Audit Committee in its discretion may appoint a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the Company’s best interests and that of the Company’s stockholders. Representatives of PricewaterhouseCoopers LLP are expected to attend the Annual Meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate stockholder questions.

THE BOARD OF DIRECTORS DEEMS PROPOSAL NO. 4 TO BE IN THE BEST INTERESTS OF SYNAGEVA AND ITS STOCKHOLDERS AND RECOMMENDS A VOTE “FOR” APPROVAL THEREOF.

STOCKHOLDER PROPOSALS

A stockholder who wants us to include a proposal in our proxy statement and form of proxy for presentation at next year’s annual meeting of stockholders, must submit the proposal to us no later than December 21, 2012. Attention: Secretary, at our principal executive offices. A shareholder who intends to present a proposal at the Company’s next annual meeting of stockholders without inclusion in the proxy materials for that meeting must provide written notice of the proposal to us no earlier than March 29, 2013 and no later than April 26, 2013. A shareholder who wishes to nominate a director for the 2012 Annual Meeting must notify us in writing of the nomination no earlier than March 29, 2013 and no later than April 26, 2013. The notice must include the information and must be given in a manner and required by our by-laws.

ADDITIONAL INFORMATION

“Householding” of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. Synageva and some brokers “household” proxy materials, delivering a single proxy statement to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or Synageva that they or Synageva will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, or if you are receiving multiple copies of the proxy statement and wish to receive only one, please notify your broker if your shares are held in a brokerage account, or Synageva if you hold shares directly in your name. You can notify Synageva by sending a written request to Secretary, Synageva BioPharma Corp., 128 Spring St., Suite 520, Lexington, MA 02421 or by calling (781) 357-9900.

OTHER BUSINESS

The Board of Directors knows of no other business to be acted upon at the Annual Meeting. However, if any other business properly comes before the Annual Meeting, it is the intention of the persons named in the enclosed proxy to vote on such matters in accordance with their best judgment.

The prompt return of your proxy will be appreciated and helpful in obtaining the necessary vote. Therefore, whether or not you expect to attend the Annual Meeting, please sign the proxy and return it in the enclosed envelope. If you need directions to the meeting, please call Synageva’s Investor Relations at (781) 357-9900.

A COPY OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDING DECEMBER 31, 2011 WILL BE SENT WITHOUT CHARGE TO ANY STOCKHOLDER REQUESTING IT IN WRITING FROM: SYNAGEVA BIOPHARMA CORP., 128 SPRING ST., SUITE 520, LEXINGTON, MA 02421, ATTN: INVESTOR RELATIONS OR BY CALLING (781) 357-9900.

Appendix A

SYNAGEVA BIOPHARMA CORP.

(f/k/a AviGenics, inc.)

2005 STOCK PLAN

1. Purposes of the Plan. The purposes of this 2005 Stock Plan are to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to Employees and Consultants and to promote the success of the Company’s business. Options granted under the Plan may be Incentive Stock Options or Nonstatutory Stock Options, as determined by the Administrator at the time of grant of an option and subject to the applicable provisions of Section 422 of the Code and the regulations and interpretations promulgated thereunder. Stock purchase rights may also be granted under the Plan.

2. Definitions. As used herein, the following definitions shall apply:

(a) “Administrator” means the Board or its Committee appointed pursuant to Section 4 of the Plan.

(b) “Affiliate” means an entity other than a Subsidiary (as defined below) which, together with the Company, is under common control of a third person or entity.

(c) “Applicable Laws” means the legal requirements relating to the administration of stock option and restricted stock purchase plans, including under applicable U.S. state corporate laws, U.S. federal and applicable state securities laws, other U.S. federal and state laws, the Code, any Stock Exchange rules or regulations and the applicable laws, rules and regulations of any other country or jurisdiction where Options or Stock Purchase Rights are granted under the Plan, as such laws, rules, regulations and requirements shall be in place from time to time.

(d) “Board” means the Board of Directors of the Company.

(e) “Cause” for termination of a Participant’s Continuous Service Status will exist if the Participant is terminated by the Company for any of the following reasons: (i) Participant’s willful failure substantially to perform his or her duties and responsibilities to the Company or deliberate violation of a Company policy; (ii) Participant’s commission of any act of fraud, embezzlement, dishonesty or any other willful misconduct that has caused or is reasonably expected to result in material injury to the Company; (iii) unauthorized use or disclosure by Participant of any proprietary information or trade secrets of the Company or any other party to whom the Participant owes an obligation of nondisclosure as a result of his or her relationship with the Company; or (iv) Participant’s willful breach of any of his or her obligations under any written agreement or covenant with the Company. The determination as to whether a Participant is being terminated for Cause shall be made in good faith by the Company and shall be final and binding on the Participant. The foregoing definition does not in any way limit the Company’s ability to terminate a Participant’s employment or consulting relationship at any time as provided in Section 5(d) below, and the term “Company” will be interpreted to include any Subsidiary, Parent or Affiliate, as appropriate.

(f) “Change of Control” means (1) a sale of all or substantially all of the Company’s assets, or (2) any merger, consolidation or other business combination transaction of the Company with or into another corporation, entity or person, other than a transaction in which the holders of at least a majority of the shares of voting capital stock of the Company outstanding immediately prior to such transaction continue to hold (either by such shares remaining outstanding or by their being converted into shares of voting capital stock of the surviving entity) a majority of the total voting power represented by the shares of voting capital stock of the Company (or the surviving entity) outstanding immediately after such transaction, or (3) the direct or indirect acquisition (including by way of a tender or exchange offer) by any person, or persons acting as a group, of beneficial ownership or a right to acquire beneficial ownership of shares representing a majority of the voting power of the then outstanding shares of capital stock of the Company. Notwithstanding the foregoing, a Change of Control shall not be deemed to occur (A) on account of the acquisition of shares of voting capital stock by any institutional investor or any affiliate thereof or any other person, or persons acting as a group, that acquires the Company’s shares of voting capital stock in a transaction or series of related transactions that are primarily a private financing transaction for the Company or (B) solely because the level of ownership held by any institutional investor or any affiliate thereof or any other person, or persons acting as a group (the “Subject Person”), exceeds the designated percentage threshold of the outstanding shares of voting capital stock as a result of a repurchase or other acquisition of shares of voting capital stock by the Company reducing the number of shares outstanding, provided that if a Change of Control would occur (but for the operating of this sentence) as a result of the acquisition of shares of voting capital stock by the Company, and after such share acquisition, the Subject Person becomes the owner of any additional shares of voting capital stock that, assuming the repurchase or other acquisition had not occurred, increases the percentage of the then outstanding shares of voting capital stock owned by such Subject Person over the designated percentage threshold, then a Change of Control shall be deemed to occur.

(g) “Code” means the Internal Revenue Code of 1986, as amended.

(h) “Committee” means one or more committees or subcommittees of the Board appointed by the Board to administer the Plan in accordance with Section 4 below.

(i) “Common Stock” means the Common Stock of the Company.

(j) “Company” means Synageva BioPharma Corp., a Delaware corporation.

(k) “Consultant” means any person, including an advisor, who is engaged by the Company or any Parent, Subsidiary or Affiliate to render services and is compensated for such services, and any director of the Company whether compensated for such services or not.

(l) “Continuous Service Status” means the absence of any interruption or termination of service as an Employee or Consultant. Continuous Service Status as an Employee or Consultant shall not be considered interrupted in the case of: (i) sick leave; (ii) military leave; (iii) any other leave of absence approved by the Administrator, provided that such leave is for a period of not more than ninety (90) days, unless reemployment upon the expiration of such leave is guaranteed by contract or statute, or unless provided otherwise pursuant to Company policy adopted from time to time; or (iv) in the case of transfers between locations of the Company or between the Company, its Parents, Subsidiaries, Affiliates or their respective successors. A change in status from an Employee to a Consultant or from a Consultant to an Employee will not constitute an interruption of Continuous Service Status.

(m) “Corporate Transaction” means a sale of all or substantially all of the Company’s assets, or a merger, consolidation or other capital reorganization or business combination transaction of the Company with or into another corporation, entity or person, or the direct or indirect acquisition (including by way of a tender or exchange offer) by any person, or persons acting as a group, of beneficial ownership or a right to acquire beneficial ownership of shares representing a majority of the voting power of the then outstanding shares of capital stock of the Company.

(n) “Director” means a member of the Board.

(o) “Employee” means any person employed by the Company or any Parent, Subsidiary or Affiliate, with the status of employment determined based upon such factors as are deemed appropriate by the Administrator in its discretion, subject to any requirements of the Code or the Applicable Laws. The payment by the Company of a director’s fee to a Director shall not be sufficient to constitute “employment” of such Director by the Company.

(p) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(q) “Fair Market Value” means, as of any date, the fair market value of the Common Stock, as determined by the Administrator in good faith on such basis as it deems appropriate and applied consistently with respect to Participants. Whenever possible, the determination of Fair Market Value shall be based upon the closing price for the Shares as reported in the Wall Street Journal for the applicable date.

(r) “Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code, as designated in the applicable Option Agreement.

(t) “Listed Security” means any security of the Company that is listed or approved for listing on a national securities exchange or designated or approved for designation as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.

(u) “Named Executive” means any individual who, on the last day of the Company’s fiscal year, is the chief executive officer of the Company (or is acting in such capacity) or among the four most highly compensated officers of the Company (other than the chief executive officer). Such officer status shall be determined pursuant to the executive compensation disclosure rules under the Exchange Act.

(v) “Nonstatutory Stock Option” means an Option not intended to qualify as an Incentive Stock Option, as designated in the applicable Option Agreement.

(w) “Option” means a stock option granted pursuant to the Plan.

(x) “Option Agreement” means a written document, the form(s) of which shall be approved from time to time by the Administrator, reflecting the terms of an Option granted under the Plan and includes any documents attached to or incorporated into such Option Agreement, including, but not limited to, a notice of stock option grant and a form of exercise notice.

(y) “Option Exchange Program” means a program approved by the Administrator whereby outstanding Options are exchanged for Options with a lower exercise price or are amended to decrease the exercise price as a result of a decline in the Fair Market Value of the Common Stock.

(z) “Optioned Stock” means the Common Stock subject to an Option.

(aa) “Optionee” means an Employee or Consultant who receives an Option.

(bb) “Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code, or any successor provision.

(cc) “Participant” means any holder of one or more Options or Stock Purchase Rights, or the Shares issuable or issued upon exercise of such awards, under the Plan.

(dd) “Plan” means this 2005 Stock Plan.

(ee) “Reporting Person” means an officer, Director, or greater than ten percent stockholder of the Company within the meaning of Rule 16a-2 under the Exchange Act, who is required to file reports pursuant to Rule 16a-3 under the Exchange Act.

(ff) “Restricted Stock” means Shares of Common Stock acquired pursuant to a grant of a Stock Purchase Right under Section 10 below.

(gg) “Restricted Stock Purchase Agreement” means a written document, the form(s) of which shall be approved from time to time by the Administrator, reflecting the terms of a Stock Purchase Right granted under the Plan and includes any documents attached to such agreement.

(hh) “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act, as amended from time to time, or any successor provision.

(ii) “Share” means a share of the Common Stock, as adjusted in accordance with Section 13 of the Plan.

(jj) “Stock Exchange” means any stock exchange or consolidated stock price reporting system on which prices for the Common Stock are quoted at any given time.

(kk) “Stock Purchase Right” means the right to purchase Common Stock pursuant to Section 10 below.

(ll) “Subsidiary” means a “subsidiary corporation,” whether now or hereafter existing, as defined in Section 424(f) of the Code, or any successor provision.

(mm) “Ten Percent Holder” means a person who owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary.

3. Stock Subject to the Plan. Subject to the provisions of Section 13 of the Plan, the maximum aggregate number of Shares that may be sold under the Plan is 2,538,382 Shares of Common Stock. The Shares may be authorized, but unissued, or reacquired Common Stock. If an award should expire or become unexercisable for any reason without having been exercised in full, or is surrendered pursuant to an Option Exchange Program, the unpurchased Shares that were subject thereto shall, unless the Plan shall have been terminated, become available for future grant under the Plan. In addition, any Shares of Common Stock which are retained by the Company upon exercise of an award in order to satisfy the exercise or purchase price for such award or any withholding taxes due with respect to such exercise or purchase shall be treated as not issued and shall continue to be available under the Plan. Shares issued under the Plan and later repurchased by the Company pursuant to any repurchase right which the Company may have shall be available for future grant under the Plan.

4. Administration of the Plan.

(a) General. The Plan shall be administered by the Board or a Committee, or a combination thereof, as determined by the Board. The Plan may be administered by different administrative bodies with respect to different classes of Participants and, if permitted by the Applicable Laws, the Board may authorize one or more officers to make awards under the Plan.

(b) Committee Composition. If a Committee has been appointed pursuant to this Section 4, such Committee shall continue to serve in its designated capacity until otherwise directed by the Board. From time to time the Board may increase the size of any Committee and appoint additional members thereof, remove members (with or without cause) and appoint new members in substitution therefor, fill vacancies (however caused) and remove all members of a Committee and thereafter directly administer the Plan, all to the extent permitted by the Applicable Laws and, in the case of a Committee administering the Plan in accordance with the requirements of Rule 16b-3 or Section 162(m) of the Code, to the extent permitted or required by such provisions. The Committee shall in all events conform to any requirements of the Applicable Laws.

(c) Powers of the Administrator. Subject to the provisions of the Plan and in the case of a Committee, the specific duties delegated by the Board to such Committee, the Administrator shall have the authority, in its discretion:

(i) to determine the Fair Market Value of the Common Stock, in accordance with Section 2(q) of the Plan, provided that such determination shall be applied consistently with respect to Participants under the Plan;

(ii) to select the Employees and Consultants to whom Plan awards may from time to time be granted;

(iii) to determine whether and to what extent Plan awards are granted;

(iv) to determine the number of Shares of Common Stock to be covered by each award granted;

(v) to approve the form(s) of agreement(s) used under the Plan;

(vi) to determine the terms and conditions, not inconsistent with the terms of the Plan, of any award granted hereunder, which terms and conditions include but are not limited to the exercise or purchase price, the time or times when awards may be exercised (which may be based on performance criteria), any vesting acceleration or waiver of forfeiture restrictions, any pro rata adjustment to vesting as a result of a Participant’s transitioning from full- to part-time service (or vice versa), and any restriction or limitation regarding any Option, Optioned Stock, Stock Purchase Right or Restricted Stock, based in each case on such factors as the Administrator, in its sole discretion, shall determine;

(vii) to determine whether and under what circumstances an Option may be settled in cash under Section 8(b) instead of Common Stock;

(viii) to implement an Option Exchange Program on such terms and conditions as the Administrator in its discretion deems appropriate, provided that no amendment or adjustment to an Option that would materially and adversely affect the rights of any Optionee shall be made without the prior written consent of the Optionee;

(ix) to adjust the vesting of an Option held by an Employee or Consultant as a result of a change in the terms or conditions under which such person is providing services to the Company;

(x) to construe and interpret the terms of the Plan and awards granted under the Plan, which constructions, interpretations and decisions shall be final and binding on all Participants; and

(xi) in order to fulfill the purposes of the Plan and without amending the Plan, to modify grants of Options or Stock Purchase Rights to Participants who are foreign nationals or employed outside of the United States in order to recognize differences in local law, tax policies or customs.

5. Eligibility.

(a) Recipients of Grants. Nonstatutory Stock Options and Stock Purchase Rights may be granted to Employees and Consultants. Incentive Stock Options may be granted only to Employees, provided that Employees of Affiliates shall not be eligible to receive Incentive Stock Options.

(b) Type of Option. Each Option shall be designated in the Option Agreement as either an Incentive Stock Option or a Nonstatutory Stock Option.

(c) ISO $100,000 Limitation. Notwithstanding any designation under Section 5(b), to the extent that the aggregate Fair Market Value of Shares with respect to which Options designated as Incentive Stock Options are exercisable for the first time by any Optionee during any calendar year (under all plans of the Company or any Parent or Subsidiary) exceeds $100,000, such excess Options shall be treated as Nonstatutory Stock Options. For purposes of this Section 5(c), Incentive Stock Options shall be taken into account in the order in which they were granted, and the Fair Market Value of the Shares subject to an Incentive Stock Option shall be determined as of the date of the grant of such Option.

(d) No Employment Rights. The Plan shall not confer upon any Participant any right with respect to continuation of an employment or consulting relationship with the Company, nor shall it interfere in any way with such Participant’s right or the Company’s right to terminate the employment or consulting relationship at any time for any reason.

6. Term of Plan. The Plan shall become effective upon its adoption by the Board of Directors. It shall continue in effect for a term of ten (10) years unless sooner terminated under Section 15 of the Plan.

7. Term of Option. The term of each Option shall be the term stated in the Option Agreement; provided that the term shall be no more than ten years from the date of grant thereof or such shorter term as may be provided in the Option Agreement and provided further that, in the case of an Incentive Stock Option granted to a person who at the time of such grant is a Ten Percent Holder, the term of the Option shall be five years from the date of grant thereof or such shorter term as may be provided in the Option Agreement.

8. Option Exercise Price and Consideration.

(a) Exercise Price. The per Share exercise price for the Shares to be issued pursuant to exercise of an Option shall be such price as is determined by the Administrator and set forth in the Option Agreement, but shall be subject to the following:

(i) In the case of an Incentive Stock Option

(A) granted to an Employee who at the time of grant is a Ten Percent Holder, the per Share exercise price shall be no less than 110% of the Fair Market Value per Share on the date of grant; or

(B) granted to any other Employee, the per Share exercise price shall be no less than 100% of the Fair Market Value per Share on the date of grant.

(ii) In the case of a Nonstatutory Stock Option

(A) granted on any date on which the Common Stock is not a Listed Security to a person who is at the time of grant is a Ten Percent Holder, the per Share exercise price shall be no less than 110% of the Fair Market Value per Share on the date of grant if required by the Applicable Laws and, if not so required, shall be such price as is determined by the Administrator;

(B) granted on any date on which the Common Stock is not a Listed Security to any other eligible person, the per Share exercise price shall be no less than 85% of the Fair Market Value per Share on the date of grant if required by the Applicable Laws and, if not so required, shall be such price as is determined by the Administrator; or

(C) granted on any date on which the Common Stock is a Listed Security to any eligible person, the per share Exercise Price shall be such price as determined by the Administrator provided that if such eligible person is, at the time of the grant of such Option, a Named Executive of the Company, the per share Exercise Price shall be no less than 100% of the Fair Market Value on the date of grant if such Option is intended to qualify as performance-based compensation under Section 162(m) of the Code.

(iii) Notwithstanding the foregoing, Options may be granted with a per Share exercise price other than as required above pursuant to a merger or other corporate transaction.

(b) Permissible Consideration. The consideration to be paid for the Shares to be issued upon exercise of an Option, including the method of payment, shall be determined by the Administrator (and, in the case of an Incentive Stock Option, shall be determined at the time of grant) and may consist entirely of (1) cash; (2) check; (3) subject to any requirements of the Applicable Laws (including without limitation Section 153 of the Delaware

General Corporation Law), delivery of Optionee’s promissory note having such recourse, interest, security and redemption provisions as the Administrator determines to be appropriate after taking into account the potential accounting consequences of permitting an Optionee to deliver a promissory note; (4) cancellation of indebtedness; (5) other Shares that have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which the Option is exercised, provided that in the case of Shares acquired, directly or indirectly, from the Company, such Shares must have been owned by the Optionee for more than six months on the date of surrender (or such other period as may be required to avoid the Company’s incurring an adverse accounting charge); (6) if, as of the date of exercise of an Option the Company then is permitting employees to engage in a “same-day sale” cashless brokered exercise program involving one or more brokers, through such a program that complies with the Applicable Laws (including without limitation the requirements of Regulation T and other applicable regulations promulgated by the Federal Reserve Board) and that ensures prompt delivery to the Company of the amount required to pay the exercise price and any applicable withholding taxes; or (7) any combination of the foregoing methods of payment. In making its determination as to the type of consideration to accept, the Administrator shall consider if acceptance of such consideration may be reasonably expected to benefit the Company and the Administrator may, in its sole discretion, refuse to accept a particular form of consideration at the time of any Option exercise.

9. Exercise of Option.

(a) General.

(i) Exercisability. Any Option granted hereunder shall be exercisable at such times and under such conditions as determined by the Administrator, consistent with the term of the Plan and reflected in the Option Agreement, including vesting requirements and/or performance criteria with respect to the Company and/or the Optionee; provided however that, if required under the Applicable Laws, the Option (or Shares issued upon exercise of the Option) shall comply with the requirements of Section 260.140.41(f) and (k) of the Rules of the California Corporations Commissioner.

(ii) Leave of Absence. The Administrator shall have the discretion to determine whether and to what extent the vesting of Options shall be tolled during any unpaid leave of absence; provided, however, that in the absence of such determination, vesting of Options shall be tolled during any such unpaid leave (unless otherwise required by the Applicable Laws). In the event of military leave, vesting shall toll during any unpaid portion of such leave, provided that, upon a Participant’s returning from military leave (under conditions that would entitle him or her to protection upon such return under the Uniform Services Employment and Reemployment Rights Act), he or she shall be given vesting credit with respect to Options to the same extent as would have applied had the Participant continued to provide services to the Company throughout the leave on the same terms as he or she was providing services immediately prior to such leave.

(iii) Minimum Exercise Requirements. An Option may not be exercised for a fraction of a Share. The Administrator may require that an Option be exercised as to a minimum number of Shares, provided that such requirement shall not prevent an Optionee from exercising the full number of Shares as to which the Option is then exercisable.

(iv) Procedures for and Results of Exercise. An Option shall be deemed exercised when written notice of such exercise has been given to the Company in accordance with the terms of the Option by the person entitled to exercise the Option and the Company has received full payment for the Shares with respect to which the Option is exercised. Full payment may, as authorized by the Administrator, consist of any consideration and method of payment allowable under Section 8(b) of the Plan, provided that the Administrator may, in its sole discretion, refuse to accept any form of consideration at the time of any Option exercise.

Exercise of an Option in any manner shall result in a decrease in the number of Shares that thereafter may be available, both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.

(v) Rights as Stockholder. Until the issuance of the Shares (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to the Optioned Stock, notwithstanding the exercise of the Option. No adjustment will be made for a dividend or other right for which the record date is prior to the date the stock certificate is issued, except as provided in Section 13 of the Plan.

(b) Termination of Employment or Consulting Relationship. Except as otherwise set forth in this Section 9(b), the Administrator shall establish and set forth in the applicable Option Agreement the terms and conditions upon which an Option shall remain exercisable, if at all, following termination of an Optionee’s Continuous Service Status, which provisions may be waived or modified by the Administrator at any time. Unless the Administrator otherwise provides in the Option Agreement, to the extent that the Optionee is not vested in Optioned Stock at the date of termination of his or her Continuous Service Status, or if the Optionee (or other person entitled to exercise the Option) does not exercise the Option to the extent so entitled within the time specified in the Option Agreement or below (as applicable), the Option shall terminate and the Optioned Stock underlying the unexercised portion of the Option shall revert to the Plan. In no event may any Option be exercised after the expiration of the Option term as set forth in the Option Agreement (and subject to Section 7).

The following provisions (1) shall apply to the extent an Option Agreement does not specify the terms and conditions upon which an Option shall terminate upon termination of an Optionee’s Continuous Service Status, and (2) establish the minimum post-termination exercise periods that may be set forth in an Option Agreement:

(i) Termination other than Upon Disability or Death. In the event of termination of Optionee’s Continuous Service Status other than under the circumstances set forth in subsections (ii) through (iv) below, such Optionee may exercise an Option for 30 days following such termination to the extent the Optionee was vested in the Optioned Stock as of the date of such termination. No termination shall be deemed to occur and this Section 9(b)(i) shall not apply if (i) the Optionee is a Consultant who becomes an Employee, or (ii) the Optionee is an Employee who becomes a Consultant.

(ii) Disability of Optionee. In the event of termination of an Optionee’s Continuous Service Status as a result of his or her disability (including a disability within the meaning of Section 22(e)(3) of the Code), such Optionee may exercise an Option at any time within six months following such termination to the extent the Optionee was vested in the Optioned Stock as of the date of such termination.

(iii) Death of Optionee. In the event of the death of an Optionee during the period of Continuous Service Status since the date of grant of the Option, or within thirty days following termination of Optionee’s Continuous Service Status, the Option may be exercised by Optionee’s estate or by a person who acquired the right to exercise the Option by bequest or inheritance at any time within twelve months following the date of death, but only to the extent the Optionee was vested in the Optioned Stock as of the date of death or, if earlier, the date the Optionee’s Continuous Service Status terminated.

(iv) Termination for Cause. In the event of termination of an Optionee’s Continuous Service Status for Cause, any Option (including any exercisable portion thereof) held by such Optionee shall immediately terminate in its entirety upon first notification to the Optionee of termination of the Optionee’s Continuous Service Status. If an Optionee’s employment or consulting relationship with the Company is suspended pending an investigation of whether the Optionee shall be terminated for Cause, all the Optionee’s rights under any Option likewise shall be suspended during the investigation period and the Optionee shall have no right to exercise any Option. This Section 9(b)(iv) shall apply with equal effect to vested Shares acquired upon exercise of an Option granted on any date on which the Common Stock is not a Listed Security to a person other than an officer, Director or Consultant, in that the Company shall have the right to repurchase such Shares from the Participant upon the following terms: (A) the repurchase is made within 90 days of termination of the Participant’s Continuous Service Status for Cause at the Fair Market Value of the Shares as of the date of termination, (B) consideration for the repurchase consists of cash or cancellation of purchase money indebtedness, and (C) the repurchase right terminates upon the effective date of the Company’s initial public offering of its Common Stock. With respect to vested Shares issued upon exercise of an Option granted to any officer, Director or Consultant, the Company’s right to repurchase such Shares upon termination of the Participant’s Continuous Service Status for Cause shall be made at the Participant’s original cost for the Shares and shall be effected pursuant to such terms and conditions, and at such time, as the Administrator shall determine. Nothing in this Section 9(b)(iv) shall in any way limit the Company’s right to purchase unvested Shares issued upon exercise of an Option as set forth in the applicable Option Agreement.

(c) Buyout Provisions. The Administrator may at any time offer to buy out for a payment in cash or Shares an Option previously granted under the Plan based on such terms and conditions as the Administrator shall establish and communicate to the Optionee at the time that such offer is made.

10. Stock Purchase Rights.

(a) Rights to Purchase. When the Administrator determines that it will offer Stock Purchase Rights under the Plan, it shall advise the offeree in writing of the terms, conditions and restrictions related to the offer, including the number of Shares that such person shall be entitled to purchase, the price to be paid, and the time within which such person must accept such offer. In the case of a Stock Purchase Right granted prior to the date, if any, on which the Common Stock becomes a Listed Security and if required by the Applicable Laws at that time, the purchase price of Shares subject to such Stock Purchase Rights shall not be less than 85% of the Fair Market Value of the Shares as of the date of the offer, or, in the case of a Ten Percent Holder, the price shall not be less than 100% of the Fair Market Value of the Shares as of the date of the offer. If the Applicable Laws do not impose the requirements set forth in the preceding sentence and with respect to any Stock Purchase Rights granted after the date, if any, on which the Common Stock becomes a Listed Security, the purchase price of Shares subject to Stock Purchase Rights shall be as determined by the Administrator. The offer to purchase Shares subject to Stock Purchase Rights shall be accepted by execution of a Restricted Stock Purchase Agreement in the form determined by the Administrator.

(b) Repurchase Option.

(i) General. Unless the Administrator determines otherwise, the Restricted Stock Purchase Agreement shall grant the Company a repurchase option exercisable upon the voluntary or involuntary termination of the purchaser’s employment with the Company for any reason (including death or disability). Subject to any requirements of the Applicable Laws (including without limitation Section 260.140.42(h) of the Rules of the California Corporations Commissioner), the terms of the Company’s repurchase option (including without limitation the price at which, and the consideration for which, it may be exercised, and the events upon which it shall lapse) shall be as determined by the Administrator in its sole discretion and reflected in the Restricted Stock Purchase Agreement.

(ii) Leave of Absence. The Administrator shall have the discretion to determine whether and to what extent the lapsing of Company repurchase rights shall be tolled during any unpaid leave of absence; provided, however, that in the absence of such determination, such lapsing shall be tolled during any such unpaid leave (unless otherwise required by the Applicable Laws). In the event of military leave, the lapsing of Company repurchase rights shall toll during any unpaid portion of such leave, provided that, upon a Participant’s returning from military leave (under conditions that would entitle him or her to protection upon such return under the Uniform Services Employment and Reemployment Rights Act), he or she shall be given “vesting” credit with respect to Shares purchased pursuant to the Restricted Stock Purchase Agreement to the same extent as would have applied had the Participant continued to provide services to the Company throughout the leave on the same terms as he or she was providing services immediately prior to such leave.

(iii) Termination for Cause. In the event of termination of a Participant’s Continuous Service Status for Cause, the Company shall have the right to repurchase from the Participant vested Shares issued upon exercise of a Stock Purchase Right granted to any person other than an officer, Director or Consultant prior to the date, if any, upon which the Common Stock becomes a Listed Security upon the following terms: (A) the repurchase must be made within 90 days of termination of the Participant’s Continuous Service Status for Cause at the Fair Market Value of the Shares as of the date of termination, (B) consideration for the repurchase consists of cash or cancellation of purchase money indebtedness, and (C) the repurchase right terminates upon the effective date of the Company’s initial public offering of its Common Stock. With respect to vested Shares issued upon exercise of a Stock Purchase Right granted to any officer, Director or Consultant, the Company’s right to repurchase such Shares upon termination of such Participant’s Continuous Service Status for Cause shall be made at the Participant’s original cost for the Shares and shall be effected pursuant to such terms and conditions, and at such time, as the Administrator shall determine. Nothing in this Section 10(b)(ii) shall in any way limit the Company’s right to purchase unvested Shares as set forth in the applicable Restricted Stock Purchase Agreement.

(c) Other Provisions. The Restricted Stock Purchase Agreement shall contain such other terms, provisions and conditions not inconsistent with the Plan as may be determined by the Administrator in its sole discretion. In addition, the provisions of Restricted Stock Purchase Agreements need not be the same with respect to each purchaser.

(d) Rights as a Stockholder. Once the Stock Purchase Right is exercised, the purchaser shall have the rights equivalent to those of a stockholder, and shall be a stockholder when his or her purchase is entered upon the records of the duly authorized transfer agent of the Company. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Stock Purchase Right is exercised, except as provided in Section 13 of the Plan.

11. Taxes.

(a) As a condition of the grant, vesting or exercise of an Option or Stock Purchase Right granted under the Plan, the Participant (or in the case of the Participant’s death, the person exercising the Option or Stock Purchase Right) shall make such arrangements as the Administrator may require for the satisfaction of any applicable federal, state, local or foreign withholding tax obligations that may arise in connection with such grant, vesting or exercise of the Option or Stock Purchase Right or the issuance of Shares. The Company shall not be required to issue any Shares under the Plan until such obligations are satisfied. If the Administrator allows the withholding or surrender of Shares to satisfy a Participant’s tax withholding obligations under this Section 11 (whether pursuant to Section 9(c) or (d), or otherwise), the Administrator shall not allow Shares to be withheld in an amount that exceeds the minimum statutory withholding rates for federal and state tax purposes, including payroll taxes.

(b) In the case of an Employee and in the absence of any other arrangement, the Employee shall be deemed to have directed the Company to withhold or collect from his or her compensation an amount sufficient to satisfy such tax obligations from the next payroll payment otherwise payable after the date of an exercise of the Option or Stock Purchase Right.

(c) This Section 11(c) shall apply only after the date, if any, upon which the Common Stock becomes a Listed Security. In the case of Participant other than an Employee (or in the case of an Employee where the next payroll payment is not sufficient to satisfy such tax obligations, with respect to any remaining tax obligations), in the absence of any other arrangement and to the extent permitted under the Applicable Laws, the Participant shall be deemed to have elected to have the Company withhold from the Shares to be issued upon exercise of the Option or Stock Purchase Right that number of Shares having a Fair Market Value determined as of the applicable Tax Date (as defined below) equal to the amount required to be withheld. For purposes of this Section 11, the Fair Market Value of the Shares to be withheld shall be determined on the date that the amount of tax to be withheld is to be determined under the Applicable Laws (the “Tax Date”).

(d) If permitted by the Administrator, in its discretion, a Participant may satisfy his or her tax withholding obligations upon exercise of an Option or Stock Purchase Right by surrendering to the Company Shares that have a Fair Market Value determined as of the applicable Tax Date equal to the amount required to be withheld. In the case of shares previously acquired from the Company that are surrendered under this Section 11(d), such Shares must have been owned by the Participant for more than six (6) months on the date of surrender (or such other period of time as is required for the Company to avoid adverse accounting charges).

(e) Any election or deemed election by a Participant to have Shares withheld to satisfy tax withholding obligations under Section 11(c) or (d) above shall be irrevocable as to the particular Shares as to which the election is made and shall be subject to the consent or disapproval of the Administrator. Any election by a Participant under Section 11(d) above must be made on or prior to the applicable Tax Date.

(f) In the event an election to have Shares withheld is made by a Participant and the Tax Date is deferred under Section 83 of the Code because no election is filed under Section 83(b) of the Code, the Participant shall receive the full number of Shares with respect to which the Option or Stock Purchase Right is exercised but such Participant shall be unconditionally obligated to tender back to the Company the proper number of Shares on the Tax Date.

12. Non-Transferability of Options and Stock Purchase Rights.

(a) General. Except as set forth in this Section 12, Options and Stock Purchase Rights may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will or by the laws of descent or distribution. The designation of a beneficiary by an Optionee will not constitute a transfer. An Option or Stock Purchase Right may be exercised, during the lifetime of the holder of an Option or Stock Purchase Right, only by such holder or a transferee permitted by this Section 12.

(b) Limited Transferability Rights. Notwithstanding anything else in this Section 12, the Administrator may in its discretion grant Nonstatutory Stock Options that may be transferred by instrument to an inter vivos or testamentary trust in which the Options are to be passed to beneficiaries upon the death of the trustor (settlor) or by gift or pursuant to domestic relations orders to “Immediate Family Members” (as defined below) of the Optionee. “Immediate Family” means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law (including adoptive relationships), a trust in which these persons have more than fifty percent of the beneficial interest, a foundation in which these persons (or the Optionee) control the management of assets, and any other entity in which these persons (or the Optionee) own more than fifty percent of the voting interests.

13. Adjustments Upon Changes in Capitalization, Merger or Certain Other Transactions.

(a) Changes in Capitalization. Subject to any action required under Applicable Laws by the stockholders of the Company, the number of Shares of Common Stock covered by each outstanding award, and the number of Shares of Common Stock that have been authorized for issuance under the Plan but as to which no awards have yet been granted or that have been returned to the Plan upon cancellation or expiration of an award, as well as the price per Share of Common Stock covered by each such outstanding award, shall be proportionately adjusted for any increase or decrease in the number of issued Shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination, recapitalization or reclassification of the Common Stock, or any other increase or decrease in the number of issued Shares of Common Stock effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Administrator, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of Shares of Common Stock subject to an award.

(b) Dissolution or Liquidation. In the event of the dissolution or liquidation of the Company, each Option and Stock Purchase Right will terminate immediately prior to the consummation of such action, unless otherwise determined by the Administrator.

(c) Corporate Transaction. In the event of a Corporate Transaction (including without limitation a Change of Control), unless otherwise determined by the Board of Directors or provided in the Option Agreement, each outstanding Option or Stock Purchase Right shall be assumed or an equivalent option or right shall be substituted by such successor corporation or a parent or subsidiary of such successor corporation (the “Successor Corporation”), unless the Successor Corporation does not agree to assume the award or to substitute an equivalent option or right, in which case such Option or Stock Purchase Right shall terminate upon the consummation of the transaction.

For purposes of this Section 13(c), an Option or a Stock Purchase Right shall be considered assumed, without limitation, if, at the time of issuance of the stock or other consideration upon a Corporate Transaction or a Change of Control, as the case may be, each holder of an Option or Stock Purchase Right would be entitled to receive upon exercise of the award the same number and kind of shares of stock or the same amount of property, cash or securities as such holder would have been entitled to receive upon the occurrence of the transaction if the holder had been, immediately prior to such transaction, the holder of the number of Shares of Common Stock covered by the award at such time (after giving effect to any adjustments in the number of Shares covered by the Option or Stock Purchase Right as provided for in this Section 13); provided that if such consideration received in the transaction is not solely common stock of the Successor Corporation, the Administrator may, with the consent of the Successor Corporation, provide for the consideration to be received upon exercise of the award to be solely common stock of the Successor Corporation equal to the Fair Market Value of the per Share consideration received by holders of Common Stock in the transaction.

(d) Certain Distributions. In the event of any distribution to the Company’s stockholders of securities of any other entity or other assets (other than dividends payable in cash or stock of the Company) without receipt of consideration by the Company, the Administrator may, in its discretion, appropriately adjust the price per Share of Common Stock covered by each outstanding Option or Stock Purchase Right to reflect the effect of such distribution.

14. Time of Granting Options and Stock Purchase Rights. The date of grant of an Option or Stock Purchase Right shall, for all purposes, be the date on which the Administrator makes the determination granting such Option or Stock Purchase Right, or such other date as is determined by the Administrator, provided that in the case of any Incentive Stock Option, the grant date shall be the later of the date on which the Administrator makes the determination granting such Incentive Stock Option or the date of commencement of the Optionee’s employment relationship with the Company. Notice of the determination shall be given to each Employee or Consultant to whom an Option or Stock Purchase Right is so granted within a reasonable time after the date of such grant.

15. Amendment and Termination of the Plan.

(a) Authority to Amend or Terminate. The Board may at any time amend, alter, suspend or discontinue the Plan, but no amendment, alteration, suspension or discontinuation (other than an adjustment pursuant to Section 13 above) shall be made that would materially and adversely affect the rights of any Optionee or holder of Stock Purchase Rights under any outstanding grant, without his or her consent. In addition, to the extent necessary and desirable to comply with the Applicable Laws, the Company shall obtain stockholder approval of any Plan amendment in such a manner and to such a degree as required.

(b) Effect of Amendment or Termination. Except as to amendments which the Administrator has the authority under the Plan to make unilaterally, no amendment or termination of the Plan shall materially and adversely affect Options or Stock Purchase Rights already granted, unless mutually agreed otherwise between the Optionee or holder of the Stock Purchase Rights and the Administrator, which agreement must be in writing and signed by the Optionee or holder and the Company.

16. Conditions Upon Issuance of Shares. Notwithstanding any other provision of the Plan or any agreement entered into by the Company pursuant to the Plan, the Company shall not be obligated, and shall have no liability for failure, to issue or deliver any Shares under the Plan unless such issuance or delivery would comply with the Applicable Laws, with such compliance determined by the Company in consultation with its legal counsel. As a condition to the exercise of an Option or Stock Purchase Right, the Company may require the person exercising the award to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required by law. Shares issued upon exercise of awards granted prior to the date on which the Common Stock becomes a Listed Security shall be subject to a right of first refusal in favor of the Company pursuant to which the Participant will be required to offer Shares to the Company before selling or transferring them to any third party on such terms and subject to such conditions as is reflected in the applicable Option Agreement or Restricted Stock Purchase Agreement.

17. Reservation of Shares. The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.

18. Agreements. Options and Stock Purchase Rights shall be evidenced by Option Agreements and Restricted Stock Purchase Agreements, respectively, in such form(s) as the Administrator shall from time to time approve.

19. Stockholder Approval. If required by the Applicable Laws, continuance of the Plan shall be subject to approval by the stockholders of the Company within twelve (12) months before or after the date the Plan is adopted. Such stockholder approval shall be obtained in the manner and to the degree required under the Applicable Laws.

20. Information and Documents to Optionees and Purchasers. Prior to the date, if any, upon which the Common Stock becomes a Listed Security and if required by the Applicable Laws, the Company shall provide financial statements at least annually to each Optionee and to each individual who acquired Shares pursuant to the Plan, during the period such Optionee or purchaser has one or more Options or Stock Purchase Rights outstanding, and in the case of an individual who acquired Shares pursuant to the Plan, during the period such individual owns such Shares. The Company shall not be required to provide such information if the issuance of Options or Stock Purchase Rights under the Plan is limited to key employees whose duties in connection with the Company assure their access to equivalent information.

Appendix B

SYNAGEVA BIOPHARMA CORP.

EMPLOYEE STOCK PURCHASE PLAN

SECTION 1. PURPOSE OF PLAN

The Synageva BioPharma Corp. Employee Stock Purchase Plan (the “Plan”) shall become effective on the date that the Plan is approved by the stockholders of Synageva BioPharma Corp. (“Synageva”, f/k/a Trimeris, Inc.). The Plan is intended to enable eligible employees of Synageva and such of its Subsidiaries as the Board of Directors of Synageva (the “Board”) may from time to time designate (Synageva and such designated Subsidiaries being hereinafter referred to as the “Company”) to use payroll deductions to purchase shares of common stock, $0.001 par value of Synageva (such common stock being hereafter referred to as “Stock”), and thereby acquire an interest in the future of the Company. For purposes of the Plan, a “Subsidiary” is any corporation that would be treated as a subsidiary of Synageva under Section 424(f) of the Internal Revenue Code of 1986, as amended (the “Code”). The Plan is intended to qualify under Section 423 of the Code and will be construed accordingly.

SECTION 2. OPTIONS TO PURCHASE STOCK

Subject to adjustment pursuant to Section 16 of this Plan, the maximum aggregate number of shares of Stock pursuant to the exercise of options (“Options”) granted under the Plan to employees of the Company (“Employees”) who meet the eligibility requirements set forth in Section 3 hereof (“Eligible Employees”) is 150,000 shares. The Stock to be delivered upon exercise of Options under the Plan may be either shares of authorized but unissued Stock or shares of reacquired Stock, as the Board may determine.

SECTION 3. ELIGIBLE EMPLOYEES

Subject to the exceptions and limitations set forth below, each Employee will be eligible to participate in the Plan for an Option Period (as defined below).

(a) Any Employee who immediately after the grant of an Option for such Option Period would own (or pursuant to Section 423(b)(3) of the Code would be deemed to own) stock possessing 5% or more of the total combined voting power or value of all classes of stock of the employer corporation or of its parent or subsidiary corporation, as defined in Section 424 of the Code, will not be eligible to receive an Option to purchase Stock pursuant to the Plan.

(b) No Employee will be granted an Option under the Plan that would permit his or her rights to purchase shares of stock under all employee stock purchase plans of the employer corporation and parent and subsidiary corporations, as defined in Section 424 of the Code, to accrue at a rate which exceeds $25,000 in fair market value of such stock (determined at the time the Option is granted) for each calendar year during which any such Option granted to such Employee is outstanding at any time, as provided in Section 423 of the Code.

SECTION 4. METHOD OF PARTICIPATION

Except as otherwise prospectively determined by the Board, the periods January 1 to June 30 and July 1 to December 31 of each year will be termed “Option Periods”; provided, that the first Option Period under the Plan will commence on August 1, 2012 and will end on December 31, 2012. Except as provided in Section 11, each person who will be an Eligible Employee on the first day of any Option Period may elect to participate in the Plan by executing and delivering, by such deadline prior thereto as the Board may specify (the “Enrollment Deadline”), a payroll deduction authorization in accordance with Section 5. Such Eligible Employee will thereby become a participant (“Participant”) on the first day of such Option Period and will remain a Participant until his or her participation is terminated as provided in the Plan.

SECTION 5. PAYROLL DEDUCTION

Each payroll deduction authorization will request withholding at a whole percentage of Compensation per payroll period within a range specified by the Board for the applicable Option Period or, if the Board does not specify a range, of one percent (1%) to ten percent (10%). Withholding will be accomplished by means of payroll deductions from payroll periods ending in the Option Period.

For purposes of the Plan, “Compensation” means wages as defined in Section 3401(a) of the Code and all other payments of compensation to a Participant by the Company (in the course of the Company’s trade or business) for services to the Company while employed as an Employee for which the Employer is required to furnish the Employee a written statement under Sections 6041(d) and 6051(a)(3) of the Code. Compensation will be determined without regard to any rules under Section 3401(a) of the Code that limit the remuneration included in wages based on the nature or location of the employment or the services performed (such as the exception for agricultural labor in Section 3401(a)(2) of the Code).

A Participant may increase or decrease his or her withholding rate once during an Option Period by filing a new payroll deduction authorization with the Company. The change in withholding rate will be effective as soon as practicable. In addition, a Participant may change his or her withholding rate for subsequent Option Periods by filing a new payroll deduction authorization with the Company on or before the Enrollment Deadline for the Option Period for which the change is to be effective. All amounts withheld in accordance with a Participant’s payroll deduction authorization will be credited to a withholding account maintained in the Participant’s name on the books of the Company. Amounts credited to the withholding account will not be required to be set aside in trust or otherwise segregated from the Company’s general assets.

SECTION 6. GRANT OF OPTIONS

Each person who is a Participant on the first day of an Option Period will be granted, as of such day and for such Period, an Option entitling the Participant to acquire shares of Stock equal in number to the lesser of:

(a) the whole number (disregarding any fractional share amount) determined by dividing $12,500 by the fair market value of one share of Stock on the first day of the Option Period; and

(b) the whole number (disregarding any fractional share amount) determined by dividing (i) the balance credited to the Participant’s withholding account on the last day of the Option Period, by (ii) the purchase price per share of the Stock determined under Section 7.

The Board will reduce, on a substantially proportionate basis, the number of shares of Stock purchasable by each Participant upon exercise of his or her Option for an Option Period in the event that the number of shares then available under the Plan is insufficient. Option grants under this Section 6 will be automatic and need not be separately documented.

SECTION 7. PURCHASE PRICE

The purchase price of Stock issued pursuant to the exercise of an Option will be 85% of the fair market value of the Stock on (a) the date of grant of the Option or (b) the date on which the Option is deemed exercised, whichever is less. If the shares of Stock are listed on a national exchange or trading system (including the NASDAQ National Market System), the fair market value for any day will mean the reported closing price of the Stock for such day; provided, that if no shares of Stock are traded on such day, fair market value will mean the reported closing price of the Stock on the immediately preceding day on which shares of Stock are traded. If the shares of Stock are not traded on an exchange or trading system, the fair market value of such Stock on such date will be established in a manner determined in good faith by the Board.

SECTION 8. EXERCISE OF OPTIONS

An Employee who is a Participant in the Plan on the last day of an Option Period will be deemed to have exercised the Option granted to him or her for that Period. Upon such exercise, the Company will apply the balance of the Participant’s withholding account to the purchase of the number of whole shares of Stock determined under Section 6 and as soon as practicable thereafter will evidence the transfer of shares or will deliver the shares to the Participant and will return to him or her the balance, if any, of his or her withholding account in excess of the total purchase price of the shares so issued; provided, that if the balance left in the account consists solely of an amount equal to the value of a fractional share it will be retained in the Account and carried over to the next Period.

Notwithstanding anything herein to the contrary, the Company’s obligation to issue and deliver shares of Stock under the Plan will be subject to the approval required of any governmental authority in connection with the authorization, issuance, sale or transfer of said shares, to any requirements of any national securities exchange applicable thereto, and to compliance by Synageva with other applicable legal requirements in effect from time to time.

SECTION 9. INTEREST

No interest will be payable on withholding accounts.

SECTION 10. TAXES

Payroll deductions are made on an after-tax basis. If the Company determines that the exercise of an Option or the disposition of shares following the exercise of an Option could result in employment tax liability, the Company may, as a condition of exercise, make such provision as it deems necessary to provide for the remittance by the Participant of employment taxes required to be paid in connection with such exercise or disposition of shares.

SECTION 11. CANCELLATION AND WITHDRAWAL

A Participant who holds an Option under the Plan may at any time prior to exercise thereof under Section 8 cancel all (but not less than all) of his or her Option by written notice delivered to the Company (a “Withdrawal Notice”), whereupon the balance in the Participant’s withholding account will be returned to the Participant.

A Participant may terminate his or her payroll deduction authorization as of any date by delivering a Withdrawal Notice and will thereby be deemed to have canceled his or her Option.

A Participant who makes a hardship withdrawal from a Company savings plan qualifying under Section 401(k) of the Code (a “401(k) Plan”) will be deemed to have terminated his or her payroll deduction authorization as of the date of such hardship withdrawal, will cease to be a Participant as of such date, and will be deemed to have canceled his or her Option. An Employee who has made a hardship withdrawal from a 401(k) Plan will not be permitted to participate in the Plan until the first Option Period that begins six (6) months after the date of his or her hardship withdrawal.

SECTION 12. TERMINATION OF EMPLOYMENT

Except as otherwise provided in Section 13, upon the termination of a Participant’s employment with the Company for any reason, he or she will cease to be a Participant, any Option held by him or her under the Plan will be deemed canceled, the balance of his or her withholding account will be returned, and he or she will have no further rights under the Plan.

SECTION 13. DEATH OF PARTICIPANT

A Participant may elect that if death should occur during an Option Period the balance, if any, of the Participant’s withholding account at the time of death will be applied at the end of the Period to the exercise of the Participant’s Option and the shares thereby purchased under the Option (plus any balance remaining in the Participant’s withholding account) will be delivered to the Participant’s beneficiary or beneficiaries. In the absence of such an election, a Participant’s death will result in a cessation of participation pursuant to Section 12. If the Participant has more than one beneficiary, the Company will determine the allocation among them and its determination will be final and binding on all persons. Except as otherwise determined by the Board (which may establish a procedure for the designation of beneficiaries under the Plan), a Participant’s beneficiary(ies) for purposes of the Plan will be (i) such person or persons as are treated as the Participant’s beneficiary(ies) for purposes of the Company group life insurance plan applicable to the Participant, or (ii) in the absence of any beneficiary determined under clause (i) or other designated beneficiary, the Participant’s estate.

SECTION 14. EQUAL RIGHTS; PARTICIPANT’S RIGHTS NOT TRANSFERABLE

All Participants granted Options under the Plan with respect to any Option Period will have the same rights and privileges. Each Participant’s rights and privileges under any Option granted under the Plan will be exercisable during the Participant’s lifetime only by him or her and except as provided in Section 13 above may not be sold, pledged, assigned, or transferred in any manner. In the event any Participant violates or attempts to violate the terms of this Section, any Options held by him or her may be terminated by the Company and, upon return to the Participant of the balance of his or her withholding account, all of the Participant’s rights under the Plan will terminate.

SECTION 15. EMPLOYMENT RIGHTS

Nothing contained in the provisions of the Plan will be construed as giving to any Employee the right to be retained in the employ of the Company or as interfering with the right of the Company to discharge any Employee at any time.

SECTION 16. CHANGE IN CAPITALIZATION, MERGER

In the event of any change in the outstanding Stock of Synageva by reason of a stock dividend, split-up, recapitalization, merger, consolidation, reorganization, or other capital change, the aggregate number and type of shares available under the Plan, the number and type of shares under Options granted but not exercised, the maximum number and type of shares purchasable under an Option, and the Option price will be appropriately adjusted.

In the event of a sale of all or substantially all of the Stock or a sale of all or substantially all of the assets of Synageva, or a merger or similar transaction in which Synageva is not the surviving corporation or which results in the acquisition of Synageva by another person, the Board will (i) if Synageva is merged with or acquired by another corporation, provide that each outstanding Option will be assumed or a substitute Option granted by the acquiror or successor corporation or a parent or subsidiary of the acquiror or successor corporation, (ii) cancel each Option and return the balances in Participants’ withholding accounts to the Participants, or (iii) pursuant to Section 18, end the Option Period on or before the date of the proposed sale or merger.

SECTION 17. ADMINISTRATION OF PLAN

The Plan will be administered by the Board, which will have the right to determine any questions which may arise regarding the interpretation and application of the provisions of the Plan and to make, administer, and interpret such rules and regulations as it will deem necessary or advisable. References in the Plan to the Board will include the Board’s delegates to the extent of any delegation by the Board to such delegates of administrative responsibilities hereunder.

The Board may specify the manner in which employees are to provide notices and payroll deduction authorizations. Notwithstanding any requirement of “written notice” herein, the Board may permit employees to provide notices and payroll deduction authorizations electronically.

SECTION 18. AMENDMENT AND TERMINATION OF PLAN

Synageva reserves the right at any time or times to amend the Plan to any extent and in any manner it may deem advisable, by vote of the Board; provided, that any amendment that would be treated as the adoption of a new plan for purposes of Section 423 of the Code and the regulations thereunder will have no force or effect unless approved by the stockholders of Synageva within twelve (12) months before or after its adoption.

The Plan may be suspended or terminated at any time by the Board. In connection therewith, the Board may either cancel outstanding Options or continue them and provide that they will be exercisable either at the end of the applicable Option Period as determined under Section 4 above or on such earlier date as the Board may specify (in which case such earlier date will be treated as the last day of the applicable Option Period).

FORM OF PROXY CARD

SYNAGEVA BIOPHARMA CORP.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF

STOCKHOLDERS TO BE HELD ON JUNE 27, 2012.

Sanj K. Patel and Carsten Boess, and each of them, as the true and lawful attorneys, agents and proxies of the undersigned, with full power of substitution, are hereby authorized to represent and to vote all shares of Common Stock of Synageva BioPharma Corp. (the “Company”) held of record by the undersigned on April 30, 2012, at the Annual Meeting of Stockholders to be held at 10:00 a.m. on Wednesday, June 27, 2012 at the offices of Ropes & Gray LLP, Prudential Tower, 800 Boylston Street, Boston, Massachusetts 02199 and any adjournment thereof. Any and all proxies heretofore given are hereby revoked.

WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED AS DESIGNATED BY THE UNDERSIGNED. IF NO CHOICE IS SPECIFIED, THE PROXY WILL BE VOTED FOR EACH OF THE NOMINEES FOR DIRECTOR LISTED BELOW, IN FAVOR OF PROPOSALS 2, 3 AND 4. IN THEIR DISCRETION, THE PROXIES ARE ALSO AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING AND ANY ADJOURNMENT THEREOF.

1.	Proposal—Election of Directors—Nominees are:

Sanj K. Patel, Felix J. Baker, Stephen R. Biggar, Stephen R. Davis, Thomas R. Malley, Barry Quart, Thomas J. Tisch and Peter Wirth .

☐	FOR all listed nominees (except do not vote for the nominee(s) whose name(s) appears(s) below):

☐	WITHHOLD AUTHORITY to vote for the listed nominees.

2.	Proposal No. 2—Approval of the amendment to Synageva’s 2005 Stock Plan, as described in the accompanying proxy statement, to increase the number of shares of common stock available for issuance by 1,500,000 million shares (subject to adjustment in the event of stock splits and other similar events).

☐        FOR            ☐        AGAINST            ☐         ABSTAIN

3.	Proposal No. 3— Approval of the 2012 Employee Stock Purchase Plan, as described in the accompanying proxy statement.

☐        FOR             ☐        AGAINST             ☐        ABSTAIN

4.	Proposal No. 4— Ratification of appointment by the Board of Directors of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm.

☐        FOR             ☐        AGAINST             ☐        ABSTAIN

IMPORTANT: Please sign exactly as name appears below. Each joint owner shall sign. Executors, administrators, trustees, etc. should give full title as such. If signor is a corporation, please give full corporate name by duly authorized officer. If a partnership, please sign in partnership name by authorized person.

Dated	,2012

Signature

Signature if held jointly

The above-signed acknowledges receipt of the Notice of Annual Meeting of Stockholders and the Proxy Statement furnished therewith.